EXHIBIT 10.2
EXECUTION COPY

AMENDED AND RESTATED YUCAIPA STOCKHOLDER AGREEMENT
by and among
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.,
STOCKHOLDERS,
and
YUCAIPA AMERICAN ALLIANCE FUND II, LLC, AS STOCKHOLDER
REPRESENTATIVE
Dated as of August 4, 2009

i

ii

Page
SECTION 8.16. Confidentiality	56
SECTION 8.17. No Joint and Several Liability	57
SECTION 8.18. No Liability of Partners	57

iii

     AMENDED AND RESTATED YUCAIPA STOCKHOLDER AGREEMENT dated as of August 4, 2009 (this “Agreement”), among THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation (the “Company”), YUCAIPA CORPORATE INITIATIVES FUND I, LP, YUCAIPA AMERICAN ALLIANCE FUND I, LP, YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP, YUCAIPA AMERICAN ALLIANCE FUND II, LP, and YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, LP (collectively, “Stockholder”) and YUCAIPA AMERICAN ALLIANCE FUND II, LLC, as the representative of Stockholder (the “Stockholder Representative”) (which is a party to this Agreement solely with respect to Section 2.06 hereof).
          WHEREAS, the Company, Sand Merger Corp., a Delaware corporation and a wholly owned Subsidiary of the Company, and Pathmark Stores, Inc., a Delaware corporation (“Pathmark”), entered into a Merger Agreement, dated as of March 4, 2007, pursuant to which the Company acquired Pathmark (the “Merger”);
          WHEREAS, pursuant to the Merger, Yucaipa Corporate Initiatives Fund I, LP, Yucaipa American Alliance Fund II, LP and Yucaipa American Alliance (Parallel) Fund II, LP (the “Existing Stockholders”) were issued shares of Company Common Stock and granted Series B Warrants (capitalized terms used in this Agreement shall have the meanings given to such terms in Article I) exercisable for shares of Company Common Stock;
          WHEREAS, the Series A Warrants issued to the Existing Stockholders by the Company as part of the Merger were exercised on May 7, 2008 and are no longer outstanding;
          WHEREAS, in connection with the Merger, the Existing Stockholders entered into that certain Yucaipa Stockholder Agreement dated as of March 4, 2007 (the “Existing Agreement”), to establish certain terms and conditions concerning the ownership, acquisition and disposition of Equity Securities of the Company and certain other matters;
          WHEREAS, the Company and Stockholder have entered into an investment agreement dated as of July 23, 2009 (the “Investment Agreement”), pursuant to which the Yucaipa American Alliance Fund II, LP and Yucaipa American Alliance (Parallel) Fund II, LP (the “New Stockholders”) are purchasing from the Company, and the Company is issuing and selling to the New Stockholders (the “Transaction”), subject to the terms and conditions set forth therein, an aggregate of 115,000 shares of the Convertible Preferred Stock (together with any shares of the Convertible Preferred Stock issued to the New Stockholders pursuant to the Convertible Preferred Stock PIK Dividend Provision, the “Stockholder Convertible Preferred Stock”);

          WHEREAS, the Company and Erivan Karl Haub, Christian Wilhelm Erich Haub, Karl-Erivan Warder Haub and Georg Rudolf Otto Haub (collectively, the “Tengelmann Partners”) entered into an investment agreement dated as of July 23, 2009, pursuant to which the Tengelmann Partners are purchasing from the Company, and the Company is issuing and selling to the Tengelmann Partners, subject to the terms and conditions set forth therein, an aggregate of 60,000 shares of Convertible Preferred Stock (the “Tengelmann Shares”), and immediately following such purchase, the Tengelmann Partners shall contribute the Tengelmann Shares to Tengelmann; and
          WHEREAS, it is a condition to the closing under the Investment Agreement that the parties hereto amend and restate in its entirety the Existing Agreement as provided herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms will have the following meanings:
          “13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock of the Company that would be required under Section 13(d) of the Exchange Act (as in effect on, and based on legal interpretations thereof existing on, the date hereof) to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock of the Company representing more than 5% of any class of Voting Stock of the Company (whether or not registered pursuant to Section 12 of the Exchange Act) then outstanding.
          “2000 Warrants” means the warrants issued by Pathmark pursuant to the Warrant Agreement dated as of September 19, 2000, between Pathmark and ChaseMellon Shareholder Services, LLC.
          “2011 Convertible Notes” means the Company’s 5.125% Convertible Senior Notes due June 15, 2011.
          “2012 Convertible Notes” means the Company’s 6.75% Convertible Senior Notes due December 15, 2012.
          “ABL Credit Agreement” means the Company’s five-year amended and restated asset-based senior secured revolving credit agreement, dated as of December 27, 2007, among the Company, the other borrowers party thereto and the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, and Banc of

America Securities LLC, as lead arranger (as amended thereafter in accordance with the terms hereof, if applicable).
          “Acquisition” means (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (A) 50% or more (based on the Fair Market Value thereof) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the outstanding shares of Company Common Stock by a Third Party or 13D Group except a transaction pursuant to which the stockholders of the Company prior to such transaction would continue to own, directly or indirectly, 50% or more of the Voting Power of the Voting Stock of any direct or indirect parent of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party or 13D Group owning, directly or indirectly, 50% or more of the outstanding shares of Company Common Stock; or (iii) any merger, consolidation, Business Combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or its stockholders pursuant to which any Third Party or 13D Group (or the stockholders or other equity owners of any Third Party or members of a 13D Group) would own, directly or indirectly, 50% or more of any class of Equity Securities (other than debt securities) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity.
          “Acquisition Proposal” means any inquiry, proposal or offer relating to an Acquisition.
          An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. The Company and its Subsidiaries shall not be deemed Affiliates of Stockholder for any reason under this Agreement.
          “Amended and Restated Tengelmann Stockholder Agreement” means the Amended and Restated Tengelmann Stockholder Agreement, dated as of the date hereof, between the Company and Tengelmann.
          “Audit and Finance Committee” means the Audit and Finance Committee of the Board of Directors or any successor committee thereto.
          “Authorized Capital Stock Charter Amendment” means an amendment to the Charter increasing the number of authorized shares of Company Common Stock by up to 100,000,000 shares.
          “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.
          “beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement, but without reference to whether or not an Equity Security is exercisable or convertible for Voting Stock in less than 60 days. The term “beneficially own” has a meaning correlative to the foregoing.

          “Board” or “Board of Directors” means the board of directors of the Company.
          “Business Combination” with respect to any Person means any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, to any other Person or (ii) any transaction (including any merger or consolidation) the consummation of which would result in any other Person (or, in the case of a merger or consolidation, the shareholders of such other Person) becoming, directly or indirectly, the beneficial owner of more than 50% of the Voting Stock or Equity Securities (other than debt securities) of such Person (measured in the case of Voting Stock by Voting Power rather than number of shares).
          “Business Day” means any day on which banks are not required or authorized by law to close in New York, New York.
          “By-Laws” means the By-Laws of the Company, as in effect from time to time.
          “Charter” means the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as in effect from time to time.
          “Charter Amendment Stockholder Approval” means the approval of the Authorized Capital Stock Charter Amendment, by the affirmative vote of holders entitled to cast two-thirds of the votes entitled to be cast on the matter.
          “Closing” means the closing of the Transaction.
          “Closing Date” means the date of the Closing.
          “Company Common Stock” means the common stock of the Company, par value $1.00 per share, and any other common stock of the Company that may be issued from time to time.
          “Conversion Date” means any date on which shares of Convertible Preferred Stock are converted into shares of Company Common Stock subject to the terms and conditions of the Convertible Preferred Articles Supplementary.
          “Conversion Stockholder Approval” means the approval, as required pursuant to NYSE Rule 312, of (x) the shares of Convertible Preferred Stock when voting together with the Common Stock becoming entitled to cast the full number of votes on an as-converted basis and (y) the issuance of the full amount of Company Common Stock upon the exercise of conversion rights of the Convertible Preferred Stock, in each case, by the affirmative vote of holders of a majority of the votes present and entitled to vote at the stockholders’ meeting duly called, noticed and convened for such purpose, at which the total votes cast represent over 50% in interest of all Voting Stock entitled to vote on such proposal.

          “Convertible Notes” means the 2011 Convertible Notes and the 2012 Convertible Notes.
          “Convertible Preferred Articles Supplementary” means the articles supplementary filed with the Maryland State Department of Assessments and Taxation on August 3, 2009, which govern the designation, voting powers, preferences, conversions and other rights, qualifications, limitations as to dividends, terms and conditions of redemption and restrictions of the Convertible Preferred Stock.
          “Convertible Preferred Stock” means the shares of the Company’s 8.00% Convertible Preferred Stock redeemable August 1, 2016, designated in four separate series as “8% Cumulative Convertible Preferred Stock, Series A-T”, “8% Cumulative Convertible Preferred Stock, Series A-Y”, “8% Cumulative Convertible Preferred Stock, Series B-T” and “8% Cumulative Convertible Preferred Stock, Series B-Y”.
          “Convertible Preferred Stock PIK Dividend Provision” means the Company’s ability to issue Convertible Preferred Stock as dividends pursuant to the Convertible Preferred Articles Supplementary.
          “Convertible Underlying Securities” means the shares of Company Common Stock issuable upon the conversion of any Convertible Preferred Stock.
          “Director” means a member of the Board of Directors.
          “Discriminatory Transaction” means any corporate action (other than those taken pursuant to the express terms of this Agreement) that would (i) impose material limitations on the legal rights of Stockholder as a holder of a class of Voting Stock of the Company (including any action that would impose material restrictions without lawful exemption on Stockholder that are based upon the size of security holding, the business in which a security holder is engaged or other considerations applicable to Stockholder and not to holders of the same class of Voting Stock of the Company generally, but excluding any such action which is expressly required by applicable Law without any provision to exclude Stockholder), which limitations are disproportionately (i.e., other than in a proportionate manner consistent with Stockholder’s pro rata ownership of such class of Voting Stock) borne by Stockholder as opposed to other holders of such class of Voting Stock, or (ii) deny any material benefit to Stockholder proportionately as a holder of any class of Voting Stock of the Company that is made available to other holders of that same class of Voting Stock of the Company generally, but excluding any such action which is expressly required by applicable Law without any provision to exclude Stockholder.
          “Encumbrance” means any security interest, pledge, mortgage, lien, or other material encumbrance, except for any restrictions arising under any applicable securities Laws.
          “Equity Security” means (i) any common stock or other Voting Stock, (ii) any securities convertible into or exchangeable for common stock or other Voting

Stock, including the Series B Warrants or (iii) any options, rights or warrants (or any similar securities) to acquire common stock or other Voting Stock.
          “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
          “Executive Committee” means the Executive Committee of the Board of Directors or any successor committee thereto.
          “Exempt Transfer” means (i) a Transfer to a Permitted Transferee, (ii) any exercise of tag-along rights pursuant to Section 6.05, (iii) any Transfer of Registrable Securities pursuant to a Registration Statement pursuant to Article III, (iv) any Acquisition, Business Combination or similar transaction approved by the Board of Directors, or (v) any Transfer of Equity Securities that were held by Stockholder prior to the date hereof.
          “Existing Registrable Securities” means all shares of Company Common Stock beneficially owned by Stockholder immediately prior to the Closing or purchased by Stockholder upon exercise of the Series B Warrants and beneficially owned at any time by Stockholder.
          “Fair Market Value” means (i) with respect to cash or cash equivalents, the amount of such cash or cash equivalents, (ii) with respect to any security listed on a national securities exchange or otherwise traded on any national securities exchange or other trading system, the average of the closing prices of such security as reported on such exchange or trading system for each of the five Trading Days prior to the date of determination and (iii) with respect to property other than cash or securities of the type described in clauses (i) and (ii), the cash price at which a willing seller would sell and a willing buyer would buy such property in an arm’s-length negotiated transaction without time constraints as determined in good faith by the Board.
          “GAAP” means U.S. generally accepted accounting principles, as in effect at the time such term is relevant.
          “General Partner” means, with respect to a specified Person, the general partner or managing member, as applicable, of such Person.
          “Governance Committee” means the Governance Committee of the Board of Directors or any successor committee thereto.
          “Governmental Entity” means any transnational, Federal, state, local or foreign government, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its Subsidiaries are listed or quoted.
          “Grocery Retailer” means (i) any Person (including such Person’s direct and indirect Subsidiaries, taken as a whole) that received at least 25% of its consolidated revenues for the most recently completed fiscal year of such Person from retailing grocery products, (ii) any Person that owns, directly or indirectly, at least 20% of the equity or Voting Power of any Person identified in the preceding clause (i), or (iii) any Subsidiary of any Person identified in the preceding clause (ii).
          “Human Resources and Compensation Committee” means the Human Resources and Compensation Committee of the Board of Directors or any successor committee thereto.
          “Indebtedness” means, with respect to any Person, without duplication: (i) (A) indebtedness for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (D) all letters of credit issued for the account of such Person and (E) obligations of such Person to pay rent or other amounts under any lease of real property or personal property, which obligations are required to be classified as capital leases in accordance with GAAP; (ii) indebtedness for borrowed money of any other Person guaranteed, directly or indirectly, in any manner by such Person; and (iii) indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; provided, however, that Indebtedness shall not be deemed to include (i) any accounts payable or trade payables incurred in the ordinary course of business of such Person, or (ii) any intercompany indebtedness between any Person and any wholly owned Subsidiary of such Person or between any wholly owned Subsidiaries of such Person.
          “Independent Director” means a Director of the Company who qualifies as an “independent director” of the Company under (a) NYSE Rule 303A.02 (or any successor provision thereto) or (b) if the Company is not listed on the NYSE, any comparable rule or regulation of the primary stock exchange or quotation system on which the Company Common Stock is listed or quoted.
          “Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.
          “Labor Term” means the period from the date hereof until the earlier of (i) the third anniversary of the date hereof and (ii) the first date on which the Stockholder Percentage Interest is less than 10%; provided, however, that in each case, the Term shall be extended until the latest maturity, expiration or other termination date of any written contract in which the Labor Consultant was substantially involved in the negotiation related thereto during the course of the Term, without giving effect to the proviso herein.
          “Law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.
          “Lenders” means those lenders party to the ABL Credit Agreement.
          “Maturity Date” means August 1, 2016.

          “MGCL” means the Maryland General Corporation Law, codified in Md. Code Ann., Corps. & Ass’ns, Titles 1-3, as may be in effect from time to time.
          “NYSE” means the New York Stock Exchange.
          “Other Directors” means any Director who is not a Stockholder Director.
          “Other Investors” means any holder of Convertible Preferred Stock with which the Company has or enters into a stockholder agreement (other than Stockholder and its Affiliates).
          “Partner” means any partner of such Person.
          “Permitted Transferee” means, with respect to a specified Person, any controlled Affiliate of such Person or any Partner of such Person and with respect to each Stockholder, any controlled Affiliate of either Ronald W. Burkle or The Yucaipa Companies, LLC.
          “Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.
          “Piggyback Percentage” of Tengelmann or Stockholder, as applicable, means the result of dividing (i) the product of the number of shares requested to be registered by such Person (including, in the case of Stockholder, shares issuable under the Series B Warrants) and the number of shares beneficially owned by such Person as of the date of any notice given pursuant to Section 3.02 or, if not practicably obtainable as of such date, as of the most recent date practicably obtainable (excluding, in the case of Stockholder, shares issuable under the Series B Warrants to the extent not requested to be registered) (in the case of Tengelmann, the “Tengelmann Amount” and, in the case of Stockholder, the “Stockholder Amount”), by (ii) the sum of the Tengelmann Amount and the Stockholder Amount.
          “Public Director” means a Director who is not a Stockholder Director or a Tengelmann Director.
          “Public Equity Holders” means holders of Equity Securities of the Company, other than (i) Tengelmann and its Affiliates and any Person included in any 13D Group with Tengelmann or any of its Affiliates and (ii) Yucaipa and its Affiliates and any Person included in any 13D Group with Yucaipa or any of its Affiliates.
          “Registrable Securities” means (i) all shares of Company Common Stock beneficially owned by Stockholder on the date hereof or purchased by Stockholder upon exercise of the Series B Warrants and beneficially owned at any time by Stockholder, (ii) any Convertible Underlying Securities beneficially owned by Stockholder and (iii) any securities issued or issuable with respect to any such shares of Company Common Stock by way of a stock dividend or other similar distribution or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided that such securities shall cease to be Registrable Securities when (A) Stockholder Transfers such securities to any Person other than an Affiliate of Stockholder or a Registration Rights Transferee or (B) Stockholder or Registration Rights Transferee, as applicable, has beneficial ownership (including Company Common Stock issuable upon exercise of the Series B Warrants) of less than 1% of the outstanding Company Common Stock.
          “Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
          “Rule 144” means Rule 144 promulgated under the Security Act or any similar rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such Rule.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
          “Series B Warrants” means the Series B warrants issued as part of the Merger by the Company to the Existing Stockholders, which entitled the Existing Stockholders to purchase 6,965,858 shares of common stock of the Company at an exercise price of $32.40 per share which will expire on June 9, 2015, as such share amount and exercise price may be adjusted from time to time in accordance with the terms of such warrants in effect on the date hereof.
          “Standing Committee” means each of the following committees: the Audit and Finance Committee; the Human Resources and Compensation Committee; the Governance Committee; and the Executive Committee.
          “Standstill Expiration Date” means the earliest of (i) the five year anniversary of the date hereof; (ii) such date as the Board of Directors publicly announces its intention to solicit an Acquisition Proposal, or publicly approves, accepts, authorizes or recommends to the Company stockholders the approval of an Acquisition Proposal; (iii) such date as the Company or any Affiliate thereof (other than the parties hereto or any of their Affiliates) has entered into a binding letter of intent, binding agreement in principle or definitive agreement with any party agreeing to an Acquisition Proposal; (iv) such date that the Stockholder Percentage Interest is less than 10%; (v) such date that any Third Party or 13D Group has acquired beneficial ownership of outstanding Equity Securities of the Company (other than debt securities) in an amount that exceeds Tengelmann’s beneficial ownership of Equity Securities (other than debt securities) of the Company; (vi) such date that Tengelmann and its Affiliates beneficially own, in the aggregate, less than 20% of the Voting Power of Equity Securities of the Company; or (vii) such earlier date that this Agreement is terminated pursuant to Section 8.15.
          “Stockholder Approvals” means the Conversion Stockholder Approval and the Charter Amendment Stockholder Approval.
          “Stockholder Director” means a Director either (i) elected by Stockholder in accordance with Section 15(b) of the Convertible Preferred Articles Supplementary or (ii) designated for nomination by Stockholder and actually elected or appointed pursuant to the provisions of Section 2.01.
          “Stockholder Percentage Interest” means, as of any date of determination, the percentage of Voting Power in the Company (determined on the basis of the number of votes entitled to be cast by all outstanding shares of Voting Stock of the Company, as set forth in the most recent SEC filing of the Company prior to such date that contained such information) that is beneficially owned by Stockholder and its controlled Affiliates as of such date (including any Equity Securities owned prior to the date of this Agreement); provided, however, that for purposes of this calculation (x) all determinations shall be made as if the Conversion Stockholder Approval has been obtained and (y) notwithstanding the definition of “beneficial ownership” or Voting Power, all determinations shall be made as if Stockholder beneficially owns any and all Voting Stock or Equity Securities subject to any swap, hedge, forward contract, credit default swap or any other agreement that hedges the economic consequences of ownership of any Voting Stock or Equity Securities.
          “Subsidiary” of any Person means another Person (i) in which such first Person’s ownership of Voting Stock, other voting ownership or voting partnership interests is in an amount sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which are beneficially owned directly or indirectly by such first Person) or (ii) which is required to be consolidated with such Person under GAAP.
          “Tengelmann” means Tengelmann Warenhandelsgesellschaft KG, a partnership organized under the laws of the Federal Republic of Germany.
          “Tengelmann Director” means a Director either (i) elected by Tengelmann in accordance with Section 15(b) of the Convertible Preferred Articles Supplementary or (ii) designated for nomination by Tengelmann and actually elected or appointed pursuant to Section 2.01 of the Amended and Restated Tengelmann Stockholder Agreement.
          “Third Party” means any Person other than the Company, Stockholder, Tengelmann or any of their respective controlled Affiliates.
          “Trading Day” means (i) for so long as Company Common Stock is listed or admitted for trading on the NYSE or another national securities exchange, a day on which the NYSE or such other national securities exchange is open for business and trading in Company Common Stock is not suspended or restricted or (ii) if Company Common Stock ceases to be so listed, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.
          “Transfer” means, with respect to any security, any sale, assignment, transfer or distribution, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions and whether to a single Person or a 13D Group. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.
          “Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.
          “Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter, placement agent or other intermediary participates in the distribution of such securities.
          “Voting Power” means the ability to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Stock at the time such determination is made; provided that a Person will not be deemed to have Voting Power as a result of an agreement, arrangement or understanding to vote such Voting Stock if such agreement, arrangement or understanding (i) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (ii) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report). For purposes of determining the percentage of Voting Power of any class or series (or classes or series) beneficially owned by Stockholder, any Voting Stock not outstanding which is issuable pursuant to conversion, exchange or other rights, warrants, options or similar securities will not be deemed to be outstanding for the purpose of computing the Voting Power of any Person.
          “Voting Stock” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person.
          (b) As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
Accepted Offered Stock	6.06(c)
Agreement	Preamble
Company	Preamble
Covered Securities	6.01(a)
Deferral Period	3.06(a)
Demand Notice	3.01(c)
Demand Offering	3.01(c)
EDGAR	3.04(a)

Term	Section
Effectiveness Date	3.01(a)
Effectiveness Period	3.01(a)
Election Notice	6.06(d)
Existing Agreement	Recitals
Existing Stockholders	Recitals
Filing Date	3.01(a)
First Offer Acceptance	6.06(c)
First Offer Notice	6.06(a)
First Offer Offeree	6.06(a)
First Offer Transferor	6.06(a)
Hedging Transaction	6.02
IDEA	3.04(a)(i)
indemnified party	3.08(c)
Indemnified Persons	3.08(a)
indemnifying party	3.08(c)
Inspectors	3.04(a)(viii)
Investment Agreement	Recitals
Labor Consultant	2.08
Lender Information	2.02
Liquidated Damages	3.01(b)
Lock-Up	3.09
Merger	Recitals
New Equity Securities	4.01(a)
New Stockholders	Recitals
Notice of Issuance	4.01(b)
Offer Date	6.06(c)
Offer Price	6.06(a)
Offered Stock	6.06(a)
Pathmark	Recitals
Piggyback Registration	3.02
Proxy Statement	7.01(a)
Records	3.04(a)(viii)
Registration Default	3.01(b)
Registration Default Date	3.01(b)
Registration Default Period	3.01(b)
Registration Rights Transferee	3.14
Representative	8.18
Required Financial Statements	3.06(b)
Stockholder	Preamble
Stockholder Convertible Preferred Stock	Recitals
Stockholder Mirror Vote	2.01(d)
Stockholder Nominee	2.01(c)(i)
Stockholder Observer	2.01(l)
Stockholder Representative	Preamble
Subject Securities	7.02(a)

Term	Section
Tag-Along Notice	6.05(a)
Tag-Along Shares	6.05(c)
Tag-Along Terms	6.05(a)
Tag-Along Transferor	6.05(a)
Tengelmann Partners	Recitals
Tengelmann Shares	Recitals
Transaction	Recitals
YAAF II	2.07(c)
YAAF Parallel II	2.07(c)
ARTICLE II
Corporate Governance; Information Rights and Stockholder Representative
          SECTION 2.01. Composition of the Board of Directors. The composition of the Board of Directors will be as follows:
          (a) Immediately after the Closing Date, (i) the By-Laws shall be amended to provide that the authorized number of directors comprising the Board of Directors shall be eleven Directors and (ii) Frederic F. Brace and Terry J. Wallock shall be elected to the Board of Directors. As of the date of this Agreement, the Company represents and warrants that the Board of Directors has determined that both Frederic F. Brace and Terry J. Wallock qualify as Independent Directors.
          (b) Immediately after the Closing Date, the Board of Directors shall be composed of eleven Directors, and, subject to any additional requirements provided for in the Charter or the By-Laws, the number of such Directors may not be (i) increased without the consent of Stockholder (except in accordance with Section 15(d) of the Convertible Preferred Articles Supplementary) and that number of directors that is at least 66.67% of the total number of directorships (including vacancies) or (ii) decreased without the approval of that number of directors that is at least 66.67% of the total number of directorships (including vacancies); provided, however, that any decrease in the number of directorships that has the effect of reducing the number of Directors that Stockholder is entitled to nominate hereunder shall require the consent of Stockholder.
          (c) From and after the Closing Date (without duplication of Stockholder’s rights to elect a Stockholder Director pursuant to Section 15(b) of the Convertible Preferred Articles Supplementary), so long as the Stockholder Percentage Interest has been continuously since the Closing Date 10% or more, then the manner of selecting members of the Board of Directors will be as follows:
     (i) Stockholder will have the right to designate for nomination (it being understood that such nomination will include any nomination of any incumbent Stockholder Director for reelection to the Board of Directors) to the Board of Directors (A) two Directors (at least one of whom would qualify as an Independent Director) at any time the Stockholder Percentage Interest is and has been continuously since the Closing Date, at least 20% or (B) one Director (who would qualify as an Independent Director) at any time the Stockholder Percentage Interest is less than 20% and has been continuously since the Closing Date at least 10% (each such designee, a “Stockholder Nominee”). Each Stockholder Nominee will be nominated and recommended for election to the Board of Directors by the Governance Committee and will stand for election at any stockholders’ meeting at which Directors are elected and each subsequent meeting for so long as the conditions specified in clause (A) or (B) above, as applicable, are satisfied and the Governance Committee is notified of each such Stockholder Nominee no later than the date that is 30 days prior to the date the Company’s annual proxy statement is scheduled to be mailed to stockholders with respect to such meeting; provided, however, that if Stockholder fails to give such notice in a timely manner, then Stockholder shall be deemed to have nominated the incumbent Stockholder Directors or Stockholder Directors, as applicable, in a timely manner. In the event that (x) the Stockholder Percentage Interest is at any time less than 20% but clause (B) of the second preceding sentence is satisfied, Stockholder shall not have the right to designate more than one Director, and, at the request of a majority of the Other Directors then in office, shall cause one of the two Stockholder Directors then in office to resign immediately upon such events and (y) the Stockholder Percentage Interest is at any time less than 10%, Stockholder shall not have any right to designate any Directors, and, at the request of a majority of the Other Directors then in office, shall cause any Stockholder Directors then in office to resign immediately upon such event.
     (ii) Subject to Section 2.01(c)(iii), the Company and the Board of Directors, including the Governance Committee, shall cause each Stockholder Nominee to be included in management’s slate of nominees for such stockholders’ meeting at which Directors are elected and shall recommend such Person for election to the Board of Directors.
     (iii) Notwithstanding anything to the contrary in this Section 2.01, neither the Governance Committee, the Company nor the Board of Directors shall be under any obligation to nominate and recommend a Stockholder Nominee to the extent it determines, in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to Stockholder), that such recommendation would reasonably be expected to violate their duties under MGCL § 2-405.1(a) because (A) such nominee is unfit to serve as a director of a company listed or quoted on the primary stock exchange or quotation system on which the Company’s Common Stock is listed or quoted or (B) service by such nominee as a Director would reasonably be expected to violate applicable Law, the NYSE Listed Company Manual or, if the Company is not listed on the NYSE, any comparable rule or regulation of the primary stock exchange or quotation system on which the Company Common Stock is listed or quoted, in which case the Company shall provide Stockholder with a reasonable opportunity (but in any event not less than 30 days) to designate an alternate Stockholder Nominee.

     (iv) Without limiting the generality of Section 2.01(c), if the number of Stockholder Directors is less than the number that the Stockholder has the right (and wishes) to designate pursuant to this Section 2.01, at the request of the Stockholder, the Secretary of the Company shall call a special meeting of the stockholders of the Company for the purpose of removing Public Directors to create such vacancies as are necessary to permit Stockholder to designate the full number of Stockholder Directors that it is entitled (and wishes) to designate pursuant to this Section 2.01. Upon the creation of any vacancy pursuant to the preceding sentence, Stockholder shall designate the Person to fill such vacancy in accordance with this Section 2.01 and, subject to Section 2.01(c)(iii), the Board of Directors shall appoint each Person so designated.
          (d) Until the third anniversary of the date of this Agreement, in any election of Directors at a meeting of the stockholders of the Company, if (x) Stockholder has elected the applicable number of Stockholder Directors in accordance with Section 15(b) of the Convertible Preferred Articles Supplementary, or (y) the Company has nominated and recommended the Stockholder Nominees (to the extent required by Section 2.01(c)) that Stockholder wished to nominate (subject to Section 2.01(c)(iii) above), then Stockholder (i) agrees (A) to cause all Voting Stock held by Stockholder to be present at such meeting either in person or by proxy and (B) to vote such Voting Stock beneficially owned by it for all nominees (other than the Stockholder Nominees) included in management’s slate, in a manner identical (on a proportionate basis) to the manner in which the Public Equity Holders vote their shares of Voting Stock in such elections (the “Stockholder Mirror Vote”) and (ii) shall be entitled to vote all Voting Stock held by Stockholder for any Stockholder Nominee in its sole discretion. For purposes of allocating the Stockholder Mirror Vote, abstentions and broker non-votes shall be disregarded. As promptly as practicable following the nomination and recommendation of the Stockholder Nominees in accordance with Section 2.01(c) above, Stockholder shall, and shall cause its Affiliates to, provide the Company a proxy (which will be subject to Section 2.01(k)) for purposes of effecting the first sentence of this Section 2.01(d). Notwithstanding the foregoing, this Section 2.01(d) shall not apply with respect to any election of Directors in connection with which any Person (other than (x) Stockholder or any Affiliate of Stockholder, (y) any member of any 13D Group that includes Stockholder or any Affiliate of Stockholder or (z) any other Person with whom Stockholder is acting in concert) (i) has initiated (and is continuing) a “proxy contest” or other solicitation of proxies, consents or votes in favor of one or more nominees for election to the Board of Directors that are different from the nominees to the Board of Directors in management’s slate, (ii) has initiated (and is continuing) a “proxy contest” or other solicitation of proxies, consents or votes against one or more of the nominees to the Board of Directors in management’s slate, or (iii) has included one or more stockholder nominated director candidates in the Company’s proxy materials using the direct proxy access procedures under the Exchange Act or otherwise. This Section 2.01(d) shall automatically terminate upon the third anniversary of the date of this Agreement.
          (e) In any matter submitted to a vote of stockholders not subject to Section 2.01(d) or 7.02, Stockholder may vote any or all of its Voting Stock in its sole discretion, subject to applicable Law.

          (f) Until the third anniversary of the date of this Agreement, for so long as (x) Stockholder has elected the applicable number of Stockholder Directors in accordance with Section 15(b) of the Convertible Preferred Articles Supplementary, or (y) the Board of Directors or Governance Committee nominates and recommends (subject to Section 2.01(c)(iii) above) the number of Stockholder Nominees contemplated by Section 2.01(c) that Stockholder wishes to nominate and so long as the Company has complied with Section 2.01(c)(iv), Stockholder agrees not to take, without the consent of a majority of the Other Directors, any action to remove or oppose any Other Director or to seek to change the size of the Board of Directors or otherwise seek to expand Stockholder’s representation on the Board of Directors in a manner inconsistent with Section 2.01(d) (except in accordance with Section 15(d) of the Convertible Preferred Articles Supplementary). This Section 2.01(f) shall automatically terminate upon the third anniversary of the date of this Agreement.
          (g) No Stockholder Nominee or Stockholder Director shall be qualified to be a Director unless at all times during his or her term, he or she remains acceptable to Stockholder.
          (h) Upon the death, resignation, retirement, incapacity, disqualification or removal from office for any other reason of any Stockholder Director, Stockholder will have the right to designate the replacement for such Stockholder Director and the Board of Directors will, subject to Section 2.01(c)(iii), elect each such Person so designated in accordance with this Section 2.01(h). Upon the death, resignation, incapacity, disqualification or removal of any Public Director, a majority of the Public Directors will have the exclusive right to designate the replacement for such Public Director and elect same.
          (i) For the avoidance of doubt, Stockholder Directors shall be entitled to compensation and expense reimbursement in accordance with the Company’s policies and practices applicable to Directors generally. The Company will also provide and hereby agrees to enter into indemnification agreements with the Stockholder Directors on terms not less favorable to the Stockholder Directors than any indemnification agreement entered into with any Other Director.
          (j) The Board of Directors will use reasonable best efforts to ensure, to the extent lawful, at all times that the Charter, By-Laws and corporate governance policies and guidelines of the Company are not at any time inconsistent in any material respect with the provisions of this Article II and in the event of any such inconsistency, shall negotiate in good faith to revise this Article II to achieve the parties’ intention set forth herein to the greatest extent possible.
          (k) Notwithstanding anything to the contrary in this Section 2.01, Stockholder shall be under no obligation to vote in favor of an Other Director nominee who has been nominated by a Person other than the Governance Committee or the Board of Directors to the extent Stockholder determines, in good faith and after consideration of specific written advice of outside counsel (a copy of which will be provided to the Company and the Board of Directors), that the hypothetical nomination or recommendation of such nominee by the Board of Directors would have been reasonably expected to violate the Directors’ duties under MGCL §2-405.1(a) because (i) such nominee is unfit to serve as a director of a company listed or quoted on the primary stock exchange or quotation system on which the Company’s Common Stock is listed or quoted or (ii) service by such nominee as a Director would reasonably be expected to violate applicable Law, the NYSE Listed Company Manual or, if the Company is not listed on the NYSE, any comparable rule or regulation of the primary stock exchange or quotation system on which the Company Common Stock is listed or quoted; provided that Stockholder shall make such determination as soon as practicable and, if applicable, provide written notice thereof to the Company and Board of Directors as soon as practicable thereafter.
          (l) For so long as the Stockholder Percentage Interest has been continuously since the Closing Date 10% or more, Stockholder shall be entitled to designate (and to remove and replace from time to time) a representative (the “Stockholder Observer”) who shall (i) have the right to receive due notice of and to attend and participate in discussions (but not vote on any matters on which the directors are entitled to vote) at all meetings of the entire Board of Directors and, if permitted by any committee of the Board of Directors (as determined by such committee), meetings of such committee of the Board of Directors, (ii) have the right to receive copies of all documents and other information, including minutes, consents, business plans, presentation materials, budgets and financial information furnished to all members of the Board of Directors and any committees thereof (to the extent the Stockholder Observer has received permission to participate in the meeting of such committee), in each case, substantially concurrently with the provision of such documents or information to the members of the Board of Directors or the committee, as applicable; provided that the observation is not prohibited by applicable Law, the NYSE, any comparable rule or regulation of the primary stock exchange or quotation system on which the Company Common Stock is listed or quoted and shall not require the Company to jeopardize the attorney-client privilege of the Company and (iii) be entitled to be indemnified by the Company to the same extent mutatis mutandis as if the Stockholder Observer was a director.
          SECTION 2.02. Information Rights. For so long as the Stockholder Percentage Interest has been continuously since the Closing Date 10% or more, each Stockholder shall be entitled to receive the financial and other information (the “Lender Information”) provided to all of the Lenders (at the same time such information is made available to the Lenders) by the Company in the form and same manner in which it is delivered to such Lenders. The Lender Information shall be subject to the confidentiality provisions set forth in Section 8.16.
          SECTION 2.03. Committees. Stockholder Directors shall have the right (at Stockholder’s election) to serve on each Standing Committee of the Board of Directors and the number of Stockholder Directors on a Standing Committee of the Board of Directors shall be not less than (x) the number of Stockholder Directors at such time divided by (y) the total number of seats on the Board of Directors at such time multiplied by (z) the number of Directors serving on such Standing Committee (rounded to the nearest whole number). Stockholder shall have the right to select the Stockholder Directors that will serve on each Standing Committee of the Board of Directors; provided that, so long as there are any Stockholder Directors serving on the Board of Directors, at least one Stockholder Director shall have the right to serve on each Standing Committee of the Board of Directors. Notwithstanding the foregoing, a Stockholder Director shall not serve on any Standing Committee if such service would violate any Law, the NYSE Listed Company Manual or, if the Company is not listed on the NYSE, any comparable rule or regulation of the primary stock exchange or quotation system on which the Company Common Stock is listed or quoted. Upon written request by the Stockholder Representative, as soon as reasonably practicable, one Stockholder Director shall be appointed to the board of directors (or similar governing body) of each Subsidiary of the Company requested by such Stockholder Representative and each committee of each such Subsidiary.
          SECTION 2.04. Solicitation of Shares. The Company will use its reasonable best efforts to solicit proxies in favor of the Stockholder Nominees selected in accordance with Section 2.01 from its stockholders eligible to vote for the election of Directors.
          SECTION 2.05. Approval Required for Certain Actions. (a) For so long as the Stockholder Percentage Interest has been continuously since the Closing Date 17.8% or more, the approval of Stockholder will be required for the Company to do (or authorize or permit any of its Subsidiaries to do) any of the following actions (in addition to any other Board of Directors or stockholder approval required by any Law, the Charter or By-Laws):
     (i) any Business Combination by the Company, except for any Business Combination involving consideration with a Fair Market Value not exceeding $50,000,000 to be paid by or to the Company or its stockholders, as the case may be;
     (ii) the issuance of any Equity Security of the Company, the creation of any right to acquire such Equity Security or any amendment to the terms of any such Equity Security, to the extent such issuance, creation or amendment requires stockholder approval; provided, however, that this clause (ii) shall not include any issuance (A) pursuant to any employee compensation plan or other benefit plan, including stock option, restricted stock or other equity-based compensation plans, (B) of any Equity Security issued or issuable under rights existing as of the Closing Date, including the Series B Warrants or (C) of any Equity Security issued or issuable upon conversion of any Convertible Preferred Stock or pursuant to the Convertible Preferred Stock PIK Dividend Provision or pursuant to the conversion of any of the Convertible Notes outstanding on the date hereof;
     (iii) any amendment to the Charter or the By-Laws (other than amendments contemplated by (A) this Agreement, (B) the Investment Agreement or (C) the Authorized Capital Stock Charter Amendment);

     (iv) any amendment to the charter of any committee of the Board of Directors or to any corporate governance guideline relating to any matter addressed by this Agreement that would reasonably be expected to circumvent in any manner any of Stockholder’s rights hereunder or the exercise thereof;
     (v) any Discriminatory Transaction;
     (vi) a change of the Company’s policies concerning the need for Board approval intended or reasonably likely to circumvent any of Stockholder’s rights hereunder or the exercise thereof;
     (vii) prior to the Maturity Date, any amendment or refinancing of the ABL Credit Agreement, except for changes that could not reasonably be expected to adversely affect Stockholder in its capacity as a holder of the Convertible Preferred Stock or adversely affect ay rights, privileges or preferences of the Convertible Preferred Stock;
     (viii) any action by the Company or any of its Subsidiaries (including borrowings) that could cause the ABL Credit Facility to limit, restrict, prohibit or prevent the Company from paying dividends in full in cash on the Convertible Preferred Stock in the amounts contemplated by the Convertible Preferred Articles Supplementary, except to the extent approved in advance by a majority of Independent Directors of the Board; or
     (ix) any action by the Company or any of its Subsidiaries, including entering into any contract or other agreement, that could limit, restrict, prohibit or prevent the Company’s ability to pay dividends in full in cash on the Convertible Preferred Stock in the amounts contemplated by the Convertible Preferred Articles Supplementary.
          (b) For so long as the Stockholder Percentage Interest has been continuously since the Closing Date 17.8% or more, the approval of at least one of the Stockholder Directors will be required for the Board of Directors to approve or authorize, and for the Company to do (or authorize or permit any of its Subsidiaries to do), any of the following (in addition to any other Board of Directors or stockholder approval required by any Law, the Charter or By-Laws):
     (i) any acquisition or disposition (in one transaction or a series of related transactions) of any assets (including any Equity Securities of any Subsidiary of the Company), business operations or securities (other than Equity Securities of the Company), with a Fair Market Value of more than $50,000,000, but excluding any disposition to, or acquisition from or of, a wholly owned Subsidiary of the Company or any disposition that (A) occurs in connection with creating or granting any Encumbrances to a Third Party that is not a Subsidiary or Affiliate of the Company in connection with a bona fide financing or (B) arises as a matter of Law or occurs pursuant to a court order;

     (ii) the issuance of any Equity Security or any other stock or equity interests (voting, non-voting, preferred or common) of the Company or any of its Subsidiaries (other than to the Company or any wholly owned Subsidiary of the Company), the creation of any obligation to acquire such Equity Security or any amendment to the terms of any such Equity Security; provided, however, that this clause (ii) shall not include any issuance (A) pursuant to any employee compensation plan or other benefit plan, including stock option, restricted stock or other equity-based compensation plans, (B) of any Equity Security issued or issuable under rights existing as of the Closing Date, including the Series B Warrants or (C) of any Equity Security issued or issuable under conversion of any Convertible Preferred Stock or pursuant to the Convertible Preferred Stock PIK Dividend Provision or pursuant to the conversion of any of the Convertible Notes outstanding on the date hereof;
     (iii) any repurchase of Equity Securities of the Company or any of its Subsidiaries (other than wholly owned Subsidiaries) pursuant to a self-tender offer, stock repurchase program, open market transaction or otherwise other than (A) a repurchase of Equity Securities of the Company from employees or former employees subject to the terms and conditions of employee stock plans or a purchase of Equity Securities of the Company from Stockholder pursuant to this Agreement, (B) the settlement of all or any portion of any exercised Series B Warrants in cash pursuant to the terms of the Series B Warrants or (C) a repurchase by the Company of the Convertible Notes;
     (iv) any incurrence, assumption, or issuance of Indebtedness in one or a series of related transactions in an aggregate principal amount of more than $50,000,000 (other than any borrowing under the ABL Credit Agreement that do not limit, restrict, prohibit or prevent the Company from paying dividends in full in cash on the Convertible Preferred Stock in the amounts contemplated by the Convertible Preferred Articles Supplementary, except to the extent approved in advance by a majority of the Independent Directors of the Board); provided, however, that the foregoing shall not apply to any refinancing of Indebtedness existing on the Closing Date (except any refinancing of the ABL Credit Agreement shall be subject to Section 2.05(a)(vii)); provided further, however, that such refinancing does not (1) increase the principal amount of such Indebtedness (other than as may be necessary for the payment of fees, discounts, expenses and premiums), (2) shorten the maturity thereof, (3) limit, restrict, prohibit or prevent the Company’s ability to pay dividends in full in cash on the Convertible Preferred Stock in the amounts contemplated by the Convertible Preferred Articles Supplementary, and (4) is otherwise on then market terms (as determined by the Board of Directors), and which refinancing may apply to a refinancing of commitments (whether drawn or undrawn) under any revolving credit agreement; or
     (v) the declaration of any dividends or other distributions (whether in cash or property) on shares of Company Common Stock.

          (c) Any transaction between the Company or any of its Subsidiaries, on the one hand, and Stockholder, or any Subsidiary or Affiliate of Stockholder, on the other hand (other than the compensation of Directors and officers in the ordinary course of business), will require the approval of a majority of the Other Directors (in addition to any other Board of Directors’ or stockholders’ approval required by any Law, the Charter or By-Laws).
          (d) The Company will cause its generally applicable policies regarding matters that required approval of the Board of Directors to reflect the requirements of this Section 2.05.
          (e) Notwithstanding the foregoing, Stockholder shall not have any approval rights with respect to any refinancing of (i) the 2011 Convertible Notes, if at the time of such contemplated refinancing, Stockholder, together with its Affiliates own more than 25% of the aggregate principal amount of such notes or (ii) the 2012 Convertible Notes, if at the time of such contemplated refinancing, Stockholder, together with its Affiliates own more than 25% of the aggregate principal amount of such notes.
          SECTION 2.06. Stockholder Representative. The parties hereto acknowledge and agree that Yucaipa American Alliance Fund II, LLC shall be the designated representative of Stockholder, or the Stockholder Representative, with the authority to make all decisions and determinations and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of Stockholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of Stockholder, any notice, document, certificate or information required to be given, whether in writing or otherwise, to any Investor shall be deemed so given if given to Stockholder Representative and the Company shall be fully protected against liability in relying on the actions of the Stockholder Representative as being authorized by the Stockholder.
          SECTION 2.07. VCOC Information Rights/Management Rights. (a) The Company shall provide each Stockholder and any Permitted Transferee with the following information to the extent otherwise prepared by the Company: (1) unaudited monthly financial statements in the form prepared by management consistent with past practice (if so prepared, as soon as available), (2) unaudited quarterly financial statements (as soon as available) and (3) annual financial statements audited by a nationally recognized accounting firm (as soon as available) prepared in all material respects in accordance with GAAP, which audited annual statements shall include: (A) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows; (B) a comparison to the corresponding data for the corresponding periods of the previous fiscal year and from the Company’s financial plan; and (C) a reasonably detailed narrative descriptive report of the operations of the Company and its Subsidiaries in the form prepared for presentation to the senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period; provided, however, that to the extent the Company is required by Law or pursuant to the terms of any outstanding Indebtedness of the Company to prepare any of the foregoing reports or other annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act and such reports are actually prepared by the Company those reports shall be delivered as soon as available (provided further however, that any such reports shall be deemed to have been delivered when such reports are publicly available via EDGAR, IDEA or any successor system of the SEC).
          (b) In addition, (x) upon reasonable prior notice, and subject to applicable Law relating to the confidentiality of information, the Company shall permit any authorized representatives designated by Stockholder reasonable access at reasonable times upon not less than 5 Business Days prior notice to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as Stockholder may reasonably request and may be mutually agreed upon, and (y) Stockholder shall have the right to consult with and advise the management of the Company and its Subsidiaries, upon reasonable prior written notice at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries. The Company shall not be required to take any actions contemplated by this Section where such action would jeopardize the attorney-client privilege of the Company or contravene any applicable Law or binding agreement. All information and materials provided pursuant to this Section shall be subject to the confidentiality provisions set forth in Section 8.16.
          (c) The parties hereby acknowledge, agree and reaffirm that Stockholder has the right to elect or nominate, as applicable, up to two members of the Board of Directors pursuant to Section 15(b) of the Convertible Preferred Articles Supplementary and Section 2.01 of this Agreement. Yucaipa American Alliance (Parallel) Fund II, LP (“YAAF Parallel II”) shall be entitled to designate one of the members of the Board of Directors, and Yucaipa American Alliance Fund II, LP (“YAAF II”) shall be entitled to designate the other member of the Board of Directors, if any; provided, however, that this shall not be deemed to modify the terms of Section 15(b) of the Convetible Preferred Articles Supplementary or Section 2.01 of this Agreement. In the event that YAAF II is not entitled to designate a member of the Board of Directors, then YAAF II shall be entitled to select the Stockholder Observer pursuant to Section 2.01(l).
          (d) The provisions of this Section 2.07 are intended to permit the investments by certain Persons comprising Stockholder, including YAAF Parallel II and YAAF II, in the Company to qualify as “venture capital investments” for purposes of Department of Labor Regulation section 2510.3-101, and the Company agrees to permit any reasonable modifications or additions to this Section 2.07 proposed by such Persons or Stockholder in order to ensure that such Persons continue to have “management rights” with respect to the Company for purposes thereof.
          SECTION 2.08. Labor Consultant. Stockholder shall designate in writing by notice to the Board within 30 days after the date hereof and subject to the Company and the Labor Consultant entering into an appropriate and mutually agreed upon confidentiality and consultant agreement, a consultant (the “Labor Consultant”), who shall be authorized during the Term to attend and participate in all meetings of the Company on any labor-related matters, including with respect to collective bargaining agreements, labor unions or other labor organizations, any strikes, disputes, slowdowns of employees of the Company and any other matter concerning labor relations. The consultant agreement for the Labor Consultant shall obligate the Company to pay the reasonable consulting fees and expenses of the Labor Consultant and will contain confidentiality covenants similar to the terms set forth in Section 8.16.
          SECTION 2.09. Charter and By-Laws. (a) Immediately after the Closing, any Director will have the right to call a meeting of the Board of Directors.
          (b) The Company represents and warrants to Stockholder that it has adopted resolutions providing that automatically upon the Closing and without any further act of any Person, the By-Laws will be amended substantially on the terms set forth in Exhibit A. The Company will not amend, rescind or cause to be superseded such resolution prior to the effectiveness of such amendments.
          (c) The Board of Directors will use reasonable best efforts to ensure, to the extent lawful, at all times that the Charter, By-Laws and corporate governance policies and guidelines of the Company are not at any time inconsistent in any material respect with the provisions of this Agreement.
          SECTION 2.10. Change in Law. Without limiting the obligations of the Board of Directors under Section 2.09(c), in the event any Charter provision, By-Law provision or any Law exists or hereafter comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties will negotiate in good faith to revise this Agreement to achieve the parties’ intention set forth herein to the greatest extent possible.
ARTICLE III
Registration Rights
          SECTION 3.01. Registration. (a) Prior to the six-month anniversary of the date hereof (the “Filing Date”), the Company shall prepare and file with the SEC a Registration Statement providing for the direct primary sales for cash by Stockholder of the Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Thereafter, the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective or otherwise to become effective under the Securities Act within 365 days after the date hereof (the “Effectiveness Date”), and subject to the other provisions of this Article III, shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the shares of Company Common Stock subject to this Article III cease to be Registrable Securities (the “Effectiveness Period”). The Company agrees to supplement or make amendments to the Registration Statement as may be necessary to keep such Registration Statement effective during the Effectiveness Period, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions applicable to such registration form, (C) as may be required by the Securities Act or (D) as may be reasonably requested in writing by Stockholder or any Underwriter regarding information about Stockholder or any Underwriter to be included in a prospectus.
          (b) If (i) the Registration Statement is not filed on or prior to the Filing Date, (ii) a Registration Statement is not declared effective by the SEC or does not otherwise become effective on or prior to its required Effectiveness Date, or (iii) after its Effectiveness Date, such Registration Statement ceases for any reason to be effective and available to Stockholder as to all Registrable Securities to which it is required to cover at any time prior to the expiration of the Effectiveness Period (in each case, except as specifically permitted herein) (any such failure or breach being referred to as a “Registration Default,” and for purposes of clauses (i) or (ii) the date on which such Registration Default occurs, and for purposes of clause (iii) the date on which the Registration Statement ceases to be effective and available, being referred to as the “Registration Default Date” and each period from and including the Registration Default Date during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, during the Registration Default Period, in addition to any other rights available to Stockholder, the Company shall pay to Stockholder (“Liquidated Damages”) in an amount in cash equal to the product of (x) 1.00% per annum and (y) the difference between (1) the sum of (A) $115,000,000 and (B) the Liquidation Preference (as defined in the Convertible Preferred Articles Supplementary) attributable to any Convertible Preferred Stock issued to Stockholder pursuant to the Convertible Preferred Articles Supplementary after the date hereof and (2) the Liquidation Preference attributable to Registrable Securities (determined based on the amount attributable to them prior to their becoming Registrable Securities) Transferred prior to the beginning of the applicable Registration Default Period to a Third Party that does not receive registration rights pursuant to Section 3.14. Liquidated Damages shall accrue from the applicable Registration Default Date until all Registration Defaults have been cured, and shall be payable quarterly in arrears on each March 15, June 15, September 15 and December 15 following the applicable Registration Default Date to the record holder of the applicable security on the date that is 15 days prior to such payment date, until paid in full. Following the cure of any Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. Liquidated Damages payable in respect of any Registration Default Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Liquidated Damages shall be payable only with respect to a single Registration Default at any given time, notwithstanding the fact that multiple Registration Defaults may have occurred and be continuing.
          (c) At any time and from time to time on or after the Effective Date, upon the written request (a “Demand Notice”) of Stockholder requesting that the Company effect an Underwritten Offering of Registrable Securities of Stockholder (a “Demand Offering”), the Company shall use its commercially reasonable efforts to effect, as expeditiously as possible, an Underwritten Offering of the Registrable Securities which the Company has been so requested to register; provided, however, that (A) (x) with respect to any Registrable Securities (other than Existing Registrable Securities), the

Company shall be obligated to effect any such Underwritten Offering pursuant to this Section 3.01: (1) no more than two times in any 12-month period and (2) no more than five times in the aggregate and (y) with respect to the Existing Registrable Securities, the Company shall be obligated to effect any such Underwritten Offering pursuant to this Section 3.01: (1) no more than two times in any 12-month period and (2) since December 3, 2007, no more than three times in the aggregate and (B) in each case, the Registrable Securities for which a Demand Offering has been requested will have a value (based on the average closing price per share of Company Common Stock for the ten Trading Days preceding the delivery of such Demand Notice) of not less than $20,000,000 or such lesser remaining amount of Registrable Securities held by Stockholder. Each such Demand Notice will specify the number of Registrable Securities proposed to be offered for sale and will also specify the intended method of distribution thereof. Notwithstanding anything to the contrary herein, the Company shall not be required to make any Registration Statement available for, or permit the use of any such Registration Statement for the registration of all or any portion of a Hedging Transaction.
          (d) In the event an offering of Registrable Securities under this Section 3.01 involves one or more Underwriters, Stockholder will select the lead Underwriter and any additional Underwriters in connection with the offering from the list of investment banks set forth on Schedule I. The list of investment banks on Schedule I may be amended from time to time by Stockholder with the consent of the Company (such consent not to be unreasonably withheld or delayed).
          (e) Notwithstanding the foregoing provisions of this Section 3.01, Stockholder may not request a Demand Offering during a period commencing upon the filing (or earlier, but not more than 30 days prior to such filing upon notice by the Company to Stockholder that it so intends to file) of a Registration Statement for Company Common Stock by the Company (for its own account or for any other security holder) and ending (i) 90 days after such Registration Statement is declared effective by the SEC (or becomes automatically effective), (ii) upon the withdrawal of such Registration Statement or (iii) 30 days after such notice if no such Registration Statement has been filed within such 30-day period, whichever occurs first; provided that the foregoing limitation will not apply if Stockholder was not given reasonable opportunity, in violation of Section 3.02, to include its Registrable Securities in the Registration Statement described in this Section 3.01(e).
          (f) Stockholder will be permitted to rescind a Demand Offering or request the removal of any Registrable Securities held by it from any Demand Offering at any time (so long as, in the case of a Demand Offering, after such removal it would still constitute a Demand Offering, including with respect to the required Fair Market Value thereof); provided that, if Stockholder rescinds a Demand Offering, such Demand Offering will nonetheless count as a Demand Offering for purposes of determining when future Demand Offerings can be requested by Stockholder pursuant to this Section 3.01, unless Stockholder reimburses the Company for all expenses (including reasonable fees and disbursements of counsel) incurred by the Company in connection with such Demand Offering.

          SECTION 3.02. Piggyback Registration. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Company Common Stock for (a) the Company’s own account (other than (i) a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC) or (ii) a Registration Statement filed in connection with an offering of securities solely to the Company’s existing security holders) or (b) the account of any holder of Company Common Stock (other than Stockholder) pursuant to a demand registration requested by such holder, then the Company will give written notice of such proposed filing to Stockholder as soon as practicable (but in no event less than 20 days before the anticipated filing date), and upon the written request, given within 10 days after delivery of any such notice by the Company, of Stockholder to include Registrable Securities in such registration (which request shall specify the number of Registrable Securities proposed to be included in such registration), the Company will, subject to Section 3.03, include all such Registrable Securities in such registration, on the same terms and conditions as the Company’s or such holder’s Company Common Stock (a “Piggyback Registration”); provided, however, that if, at any time after giving written notice of such proposed filing and prior to the business day prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities, then the Company may, at its election, give written notice of such determination to Stockholder and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration. The Company will control the determination of the form of any offering contemplated by this Section 3.02, including whether any such offering will be in the form of an Underwritten Offering and, if any such offering is in the form of an Underwritten Offering, (i) the Company will select the lead Underwriter and any additional Underwriters in connection with such offering and (ii) Stockholder’s right to participate shall be conditioned on Stockholder entering into an underwriting agreement in customary form and acting in accordance with the provisions thereof.
          SECTION 3.03. Reduction of Underwritten Offering. Notwithstanding anything contained herein, if the lead Underwriter of an Underwritten Offering described in Section 3.01 or 3.02 advises the Company in writing that in its reasonable opinion, the number of shares of Company Common Stock (including any Registrable Securities) that the Company, Stockholder and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold or the number of Registrable Securities that any participant may sell, then the number of shares of Company Common Stock to be included in the Registration Statement for the account of the Company, Stockholder and any other Persons will be reduced pro rata by proposed participation in the Underwritten Offering to the extent necessary to reduce the total number of securities to be included in any such Registration Statement to the number recommended by such lead Underwriter; provided that (a) priority in the case of a Demand Offering pursuant to Section 3.01 will be (i) first, the Registrable Securities requested to be included in the Registration Statement for the account of Stockholder, (ii) second, securities to be offered by the Company for its own account, (iii) third, securities requested to be included in the Registration Statement by Tengelmann pursuant to any piggyback registration rights set forth in the Amended and Restated Tengelmann

Stockholder Agreement and (iv) fourth, pro rata among any other holders of securities of the Company having the right to be so included so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; (b) priority in the case of a Registration Statement initiated by the Company for its own account which gives rise to a Piggyback Registration pursuant to Section 3.02 will be (i) first, securities initially proposed to be offered by the Company for its own account, (ii) second, securities requested to be included in the Registration Statement for the account of Tengelmann pursuant to any piggyback registration rights set forth in the Amended and Restated Tengelmann Stockholder Agreement hereof and securities requested to be included in the Registration Statement for the account of Stockholder pursuant to Section 3.02 hereof, pro rata based on Tengelmann’s Piggyback Percentage and Stockholder’s Piggyback Percentage, respectively, and (iii) third, among any other securities of the Company requested to be registered pursuant to a contractual right so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; (c) priority in the case of a Registration Statement initiated by the Company for the account of Tengelmann pursuant to registration rights afforded to Tengelmann pursuant to the Amended and Restated Tengelmann Stockholder Agreement will be (i) first, the securities requested to be included in the Registration Statement for the account of Tengelmann, (ii) second, securities to be offered by the Company for its own account, (iii) third, securities requested to be included in the Registration Statement for the account of Stockholder pursuant to Section 3.02 hereof and (iv) fourth, among any other securities of the Company requested to be registered pursuant to a contractual right so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter and (d) priority with respect to inclusion of securities in a Registration Statement initiated by the Company for the account of holders other than Stockholder and Tengelmann pursuant to registration rights afforded such holders will be (i) first, pro rata among securities requested to be included in the Registration Statement for the account of such holders, (ii) second, securities requested to be included in the Registration Statement by the Company for its own account, (iii) third, securities requested to be included in the Registration Statement for the account of Tengelmann pursuant to any piggyback registration rights set forth in the Amended and Restated Tengelmann Stockholder Agreement and securities requested to be included in the Registration Statement for the account of Stockholder pursuant to Section 3.02 hereof, pro rata based on Tengelmann’s Piggyback Percentage and Stockholder’s Piggyback Percentage, respectively, and (iv) fourth, pro rata among any other securities of the Company requested to be registered pursuant to a contractual right so that the total number of securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.
          SECTION 3.04. Registration Procedures. (a) Subject to the provisions of Section 3.01 hereof, in connection with the registration of the sale of Registrable Securities hereunder, the Company will as promptly as reasonably practicable:

     (i) furnish to Stockholder without charge, if requested, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein, except to the extent such exhibits or documents are currently available electronically via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”), Interactive Data Electronic Applications system (“IDEA”) or any successor system of the SEC), which documents (other than those incorporated by reference) will be subject to the review and good faith objection of Stockholder prior to filing (provided, however, if Stockholder does not object to any such document prior to the close of business on the third Business Day after receipt thereof, Stockholder shall be deemed to have waived any objection) the prospectus included in such Registration Statement (including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement (except to the extent such letters or correspondence is currently available electronically via EDGAR, IDEA or any successor system of the SEC) and such other documents in such quantities as Stockholder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities;
     (ii) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as Stockholder reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Stockholder to consummate the disposition of such Registrable Securities in such jurisdictions; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.04(a)(ii), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;
     (iii) notify Stockholder at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare and file with the SEC a supplement or amendment to such prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

     (iv) advise the Underwriters, if any, and Stockholder promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or blue sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;
     (v) use its commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company to enable Stockholder to consummate the disposition of such Registrable Securities; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.04(a)(v), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;
     (vi) enter into customary agreements and use commercially reasonable efforts to take such other actions as are reasonably requested by Stockholder in order to expedite or facilitate the disposition of such Registrable Securities, including preparing for and participating in a road show and all such other customary selling efforts as the Underwriters reasonably request in order to expedite or facilitate such disposition;
     (vii) if requested by Stockholder or the Underwriter(s) in connection with such sale, if any, promptly include in any Registration Statement or prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as Stockholders and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment;
     (viii) make available for inspection by Stockholder, any Underwriter participating in any disposition of such Registrable Securities, and any attorney for Stockholder and such Underwriter and any accountant or other agent retained by Stockholder or such Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company

(collectively, the “Records”) as will be reasonably necessary to enable them to conduct customary due diligence with respect to the Company and the related Registration Statement and prospectus, and cause the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided that (x) Records and information obtained hereunder will be used by such Inspector only to conduct such due diligence and (y) Records or information that the Company determines, in good faith, to be confidential will not be disclosed by such Inspector unless (A) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in a Registration Statement or related prospectus or (B) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction;
     (ix) (A) cause the Company’s Representatives to supply all information reasonably requested by Stockholder, or any Underwriter, attorney, accountant or agent in connection with the Registration Statement and (B) provide Stockholder and its counsel with the opportunity to participate in the preparation of such Registration Statement and the related prospectus;
     (x) use its commercially reasonable efforts to obtain and deliver to each Underwriter and Stockholder a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and Stockholder may reasonably request, including (x) that the financial statements included or incorporated by reference in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (y) as to certain other financial information for the period ending no more than five business days prior to the date of such letter; provided, however, that if the Company fails to obtain such comfort letter, then such Demand Offering will not count as a Demand Offering for purposes of determining when future Demand Offerings can be requested by a Stockholder pursuant to Section 3.01;
     (xi) use its commercially reasonable efforts to obtain and deliver to each Underwriter and Stockholder a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions as such Underwriter and Stockholder may reasonably request; provided, however, that if the Company fails to obtain such statement or opinion, then such Demand Offering will not count as a Demand Offering for purposes of determining when future Demand Offerings can be requested by a Stockholder pursuant to Section 3.01;
     (xii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement (which need not be audited) covering a period of 12 months beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto; and
     (xiii) use its commercially reasonable efforts to cause such Registrable Securities to be listed or quoted on the NYSE or, if Company Common Stock is not then listed on the NYSE, then on any other securities exchange or national quotation system on which similar securities issued by the Company are listed or quoted.
          (b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, (i) the Company and Stockholder agree to enter into a written agreement with each Underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such Underwriter and companies of the Company’s size and investment stature and, to the extent practicable, on terms consistent with underwriting agreements entered into by the Company (it being understood that, unless required otherwise by the Securities Act or any other Law, the Company will not require Stockholder to make any representation, warranty or agreement in such agreement other than with respect to Stockholder, the ownership of Stockholder’s securities being registered and Stockholder’s intended method of disposition) and (ii) Stockholder agrees to complete and execute all such other documents customary in similar offerings, including any reasonable questionnaires, powers of attorney, holdback agreements, letters and other documents customarily required under the terms of such underwriting arrangements. The representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Underwriter in such written agreement with such Underwriter will also be made to and for the benefit of Stockholder. In the event an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriter is not met or waived in connection with a Demand Offering, and such failure to be met or waived is not attributable to the fault of Stockholder, such Demand Offering will not be deemed exercised.
          SECTION 3.05. Conditions to Offerings. (a) The obligations of the Company to take the actions contemplated by Section 3.01, Section 3.02, Section 3.03 and Section 3.04 with respect to an offering of Registrable Securities will be subject to the following conditions:
     (i) the Company may require Stockholder to furnish to the Company such information regarding Stockholder or the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing, in each case only as required by the Securities Act or under state securities or blue sky laws; and

     (ii) in any Underwritten Offering pursuant to Section 3.01 or Section 3.02 hereof, Stockholder, together with the Company, will enter into an underwriting agreement in accordance with Section 3.04(b) above with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.
          (b) Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.04(a)(iii) or Section 3.04(a)(iv) hereof or a condition described in Section 3.06 hereof, Stockholder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.04(a)(iii) hereof or notice from the Company of the termination of the stop order or Deferral Period.
          SECTION 3.06. Blackout Period. (a) The Company’s obligations pursuant to Section 3.01, Section 3.02 and Section 3.03 hereof will be suspended (including any obligation to pay Liquidated Damages) (1) upon the receipt of comments from the SEC on any document incorporated by reference in the Registration Statement or (2) if compliance with such obligations would (a) violate applicable Law or otherwise prevent the Company from complying with applicable Law, (b) require the Company to disclose a financing, acquisition, disposition or other corporate development, and the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, that such disclosure is not in the best interests of the Company, (c) require the Company to make changes in the Registration Statement in order that the Registration Statement not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (d) otherwise require premature disclosure of information the disclosure of which, the chief executive officer of the Company has determined, in the good faith exercise of his reasonable business judgment, is not in the best interests of the Company, or (e) otherwise represent an undue hardship for the Company; provided that (i) any and all such suspensions pursuant to clause (1) will not exceed 120 days in the aggregate in any 12-month period and (ii) any and all such suspensions pursuant to clause (2)(b), 2(c), 2(d) or 2(e) will not exceed 120 days in the aggregate in any 12-month period; provided that any suspensions attributable to clause 2(e) will not extend beyond 90 days (any such period, a “Deferral Period”). The Company will promptly give Stockholder written notice of any such suspension containing the approximate length of the anticipated delay, and the Company will notify Stockholder upon the termination of any Deferral Period. Upon receipt of any notice from the Company of any Deferral Period, Stockholder shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until Stockholder receives copies of the supplemented or amended prospectus contemplated hereby or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemented filings that are incorporated by reference in the prospectus, and, if so directed by the Company, Stockholder will, and will request the lead Underwriter or Underwriters, if any, to, deliver to the Company all copies, other than permanent file copies, then in Stockholder’s or such Underwriter’s or Underwriters’ possession of the current prospectus covering such Registrable Securities.
          (b) The parties hereto further agree and acknowledge that any suspension or non-use of the Registration Statement due to the updating of the Registration Statement to include any financial statement the Registration Statement is required to contain (the “Required Financial Statements”) shall not be deemed to be a suspension for purposes of Section 3.06(a), unless and until the seven business day period referenced in Section 3.06(c) shall have passed without the updating of financial statements required by Section 3.06(c).
          (c) The Company shall use its commercially reasonable efforts to update the Registration Statement on each date on which it shall be necessary to do so to cause the Registration Statement to contain the Required Financial Statements; provided, however, that, with respect to any financial period ending after the date hereof, the Company shall not be obligated to update the Required Financial Statements pursuant to Section 3.06(b) and shall not be deemed to be in default under this sentence until seven business days after (or such earlier date as may be reasonably practicable) the date upon which such updated financial statements are required to be filed with the SEC.
          SECTION 3.07. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with the obligations of this Article III, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with qualification of Registrable Securities under applicable blue sky laws), printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for the Company, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), transfer taxes, fees of transfer agents and registrars, costs of insurance and the fees and expenses of other Persons retained by the Company will be borne by the Company. Stockholder will bear and pay any underwriting discounts and commissions applicable to Registrable Securities offered for its account pursuant to any Registration Statement. The Company shall also pay and reimburse Stockholder for all reasonable out-of-pocket fees and expenses incurred by Stockholder of one counsel for Stockholder in connection with each Registration Statement.
          SECTION 3.08. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities pursuant to Section 3.01, Section 3.02 or Section 3.03 hereof, the Company agrees to indemnify and hold harmless, to the fullest extent permitted by Law, Stockholder, its Affiliates, directors, officers and stockholders and each Person who controls Stockholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including reasonable attorneys’ fees) joint or several caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any preliminary or final prospectus used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided that the Company will not be required to indemnify any Indemnified Person for any losses, claims, damages, liabilities, judgments, actions or expenses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to the Company in writing by Stockholder expressly for use therein.
          (b) In connection with any Registration Statement, preliminary or final prospectus, or Issuer FWP, Stockholder agrees to indemnify the Company, its Directors, its officers who sign such Registration Statement and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company to Stockholder, but only with respect to information with respect to any Indemnified Person furnished to the Company in writing by Stockholder expressly for use in such Registration Statement, preliminary or final prospectus, or Issuer FWP.
          (c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.08(a) or (b), such Person (hereinafter called the “indemnified party”) will (i) promptly notify the Person against whom such indemnity may be sought (hereinafter called the “indemnifying party”) in writing; provided that the failure to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement except to the extent such indemnifying party has been prejudiced in any material respect by such failure; (ii) permit the indemnifying party to assume the defense of such claim, action or proceeding with counsel reasonably satisfactory to the indemnified party to represent the indemnified party; and (iii) pay the fees and disbursements of such counsel related to such claim, action or proceeding. In any such claim, action or proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party (without prejudice to such indemnified party’s indemnity and other rights under the Charter, By-Laws and applicable Law, if any) unless (A) the indemnifying party and the indemnified party have mutually agreed to the retention of such counsel, (B) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel, with a copy provided to the Company, that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them or (C) the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to the indemnified party. It is understood that the indemnifying party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel at any time for all such indemnified parties) and that all such reasonable fees and expenses will be reimbursed reasonably promptly following a written request by an indemnified party stating under which clause of (A) through (C) above reimbursement is sought and delivery of documentation of such fees and expenses. In the case of the retention of any such separate firm for the indemnified parties, such firm will be designated in writing by the indemnified parties. The indemnifying party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party will have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 3.08(c), the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party will not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
          (d) If the indemnification provided for in this Section 3.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to in this Section 3.08, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, actions or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and Stockholder, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities, judgments, actions or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above will be deemed to include, subject to the limitations set forth in Section 3.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.
          (e) The parties agree that it would not be just and equitable if contribution pursuant to Section 3.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 3.08(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 3.08(e), Stockholder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by Stockholder with respect to the Registrable Securities exceed the greater of (A) the amount paid by Stockholder for its Registrable Securities and (B) the amount of any damages which Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. Each Stockholder’s obligation to contribute pursuant to this Section 3.08 is several in proportion to the respective number of Registrable Securities held by such Stockholder hereunder and not joint.
          (f) For purposes of this Section 3.08, each controlling Person of a Stockholder shall have the same rights to contribution as such Stockholder, and each officer, Director and Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act shall have the same rights to contribution as the Company, subject in each case to the limitations set forth in the immediately preceding paragraph. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 3.08, notify such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from who contribution may be sought from any obligation it or they may have under this Section 3.08 or otherwise except to the extent that it has been prejudiced in any material respect by such failure. No party shall be liable for contribution with respect to any action or claim settled without its written consent; provided, however, that such written consent was not unreasonably withheld.
          (g) If indemnification is available under this Section 3.08, the indemnifying party will indemnify each indemnified party to the full extent provided in Sections 3.08(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in Section 3.08(d) or (e).
     SECTION 3.09. Lockup. If and to the extent requested by the lead Underwriter of an Underwritten Offering of Equity Securities of the Company, the Company and Stockholder agree not to effect, and to cause their respective Affiliates not to effect, except as part of such registration, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing of the issue being registered or offered, as applicable, or of a similar security of the Company, or any securities into which such Equity Securities are convertible, or any securities convertible into, or exchangeable or exercisable for, such Equity Securities, including a sale pursuant to Rule 144 under the Securities Act, during a period of up to seven days prior to, and during a period of up to 45 days after, the effective date of such registration, as reasonably requested by the lead Underwriter (the “Lock-up”); provided, however, that Stockholder shall not be obligated to enter into a Lock-up more than one time in any 12-month period. The lead Underwriter shall give the Company and Stockholder prior notice of any such request.
          SECTION 3.10. Termination of Registration Rights. This Article III (other than Sections 3.07, 3.08 and 3.09) will terminate on the date on which all shares of Company Common Stock subject to this Article III cease to be Registrable Securities.
          SECTION 3.11. Specific Performance. Stockholder, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
          SECTION 3.12. Other Registration Rights. The Company (a) has not granted and will not grant to any Third Party any registration rights inconsistent with any of those contained herein and (b) has not entered into and will not enter into any agreement that will impair its ability to perform its obligations under this Article III, so long as any of the registration rights under this Agreement remain in effect; provided, however, that the registration rights in the Amended and Restated Tengelmann Stockholder Agreement shall be deemed not to impair these rights under any circumstances. If the Company provides Tengelmann with the right to require the Company to file a shelf registration statement pursuant to Rule 415 under the Securities Act for resales of Registrable Securities (as such term is defined in the Amended and Restated Tengelmann Stockholder Agreement) held by Tengelmann, then Stockholder shall have the right to require a shelf registration statement to register all of Stockholder’s Registrable Securities on substantially the same terms and conditions as provided to Tengelmann.
          SECTION 3.13. Rule 144. For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, if the Company fails to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and such failure continues unremedied for a period of 90 days, then, if such failure shall be continuing, the Company shall pay Liquidated Damages to Stockholder from the date of such failure to, but excluding the date on which such failure has been cured and otherwise in the amount and at the same time and terms as provided in Section 3.01(b).

          SECTION 3.14. Transfer of Registration Rights. Notwithstanding anything to the contrary in this Agreement, the rights to cause the Company to register securities granted to Stockholder under this Article III may be assigned by Stockholder in whole or part to any Person to whom Stockholder Transfers Equity Securities of the Company representing 10% or more of the Voting Power of the Company (a “Registration Rights Transferee”); provided, however, that (x) the Company is given prior written notice of the assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being assigned and (y) such Registration Rights Transferee agrees in writing to be bound by subject to the provisions of this Article III mutatis mutandis as if the Registration Rights Transferee were a party hereto.
ARTICLE IV
Preemptive Rights
          SECTION 4.01. Rights To Purchase New Equity Securities. (a) In the event that after the date hereof, the Company proposes to issue any Equity Securities of the Company (“New Equity Securities”), Stockholder shall have the right to purchase, in accordance with paragraph (b) below, a number of such New Equity Securities equal to the product of (x) the total number of such New Equity Securities to be issued and (y) the Stockholder Percentage Interest at such time. The following issuances shall be exempt from the right to purchase New Equity Securities: (i) Equity Securities of the Company which are issued or reserved for issuance pursuant to any employee compensation plan or other benefit incentive plan (including stock option, restricted stock or other equity-based compensation plans), now existing or hereafter approved by the Board of Directors, (ii) Equity Securities of the Company to the extent issued or issuable in exchange for consideration consisting of property or assets other than cash, (iii) Equity Securities of the Company which are issued or issuable to Stockholder or any Affiliate of Stockholder or any wholly owned Subsidiaries of the Company, (iv) Equity Securities of the Company which are existing as of the date hereof or that are issued or issuable thereafter pursuant to the terms of any Equity Securities of the Company or other purchase rights existing or assumed by the Company as of the date hereof but in each case, only to the extent disclosed on Schedule 2.03 of the Investment Agreement and without any amendments or modifications thereto, (v) Equity Securities of the Company issued or issuable upon exercise of the 2000 Warrants, (vi) Equity Securities of the Company which are issued or issuable to Tengelmann or its Affiliates under the Tengelmann Investment Agreement and pursuant to the Convertible Preferred Articles Supplementary (including any Equity Securities of the Company issued as dividends thereunder), or (vii) Equity Securities of the Company which are issued in connection with a Business Combination.
          (b) In the event that the Company proposes to undertake an issuance of New Equity Securities to which this Section 4.01 applies, and to which an exception in clauses (i) through (vii) of Section 4.01(a) does not apply, it shall give written notice to Stockholder (a “Notice of Issuance”) of its intention, describing the material terms of the New Equity Securities and the issuance thereof, including the number of New Equity

Securities proposed to be issued, the price (or method for determining price) thereof, the terms of payment and the proposed date of issuance. Stockholder shall then have 20 days from the date of receipt of the Notice of Issuance to exercise its right to purchase all or a portion of its pro rata share of such New Equity Securities (as determined pursuant to paragraph (a) above) for the same consideration, and otherwise upon the terms specified in the Notice of Issuance, by giving written notice to the Company and stating therein the quantity of New Equity Securities to be purchased by Stockholder. The rights of Stockholder with respect to a particular issuance of New Equity Securities under this Section 4.01(b) shall expire if unexercised within 20 days after receipt of the applicable Notice of Issuance. Stockholder shall have 30 days after receipt of the applicable Notice of Issuance to consummate such purchase.
          (c) If Stockholder exercises its right pursuant to a Notice of Issuance, then the closing of the purchase and sale of the New Equity Securities to be issued to Stockholder will be consummated simultaneously with the closing of the purchase and sale of the New Equity Securities to be issued to Persons other than Stockholder unless the closing of the purchase and sale of the New Equity Securities issued to Stockholder is required by Law to be consummated on a later date. In the event any purchase by Stockholder is not consummated, other than as a result of the fault of the Company, within the provided time period, the Company may issue the New Equity Securities to Persons other than Stockholder free and clear from the rights of Stockholder and restrictions under this Section 4.01. Any New Equity Securities not elected to be purchased by Stockholder may be sold by the Company to any Person or Persons to which the Company intended to sell such New Equity Securities at a price and other economic terms not less than those offered to Stockholder and on terms and conditions no less favorable to the Company than those offered to Stockholder.
          (d) If, for any reason, the issuance of New Equity Securities to Persons other than Stockholder is not consummated within 90 days after the Notice of Issuance, Stockholder’s right to purchase its pro rata share of the New Equity Securities shall automatically be rescinded. Thereafter, Stockholder will continue to have the preemptive rights set forth in this Section 4.01 with respect to other issuances of New Equity Securities at later dates or times.
ARTICLE V
Standstill, Acquisitions of Securities and Other Matters
          SECTION 5.01. Acquisitions of Common Stock. Until the Standstill Expiration Date, without the prior approval of a majority of the Board of Directors (excluding the Stockholder Directors), Stockholder shall not, nor shall it permit its controlled or controlling Affiliates or General Partners to purchase, in the aggregate, or otherwise acquire, offer to acquire or agree to acquire, directly or indirectly, beneficial ownership of Company Common Stock or any other Equity Security of the Company such that, after giving effect to any such acquisition and the exercise, conversion or exchange of any Equity Security of the Company, Stockholder would be the beneficial owner of in excess of 35.5% of the outstanding Company Common Stock, assuming the exercise, conversion and exchange of all Equity Securities of the Company, which are not Company Common Stock; provided, however, the following shall not constitute a breach of this Section 5.01: (x) pursuant to stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock, (y) the purchase of any Equity Securities of the Company by Stockholder pursuant to Section 4.01 and (z) the increase of Stockholder’s beneficial ownership resulting from stock repurchases or redemptions by the Company. For purposes of such calculation, Stockholder shall not be deemed to beneficially own, and the following shall not count toward or result in a breach of, the 35.5% limitation: (i) the Series B Warrants and any Company Common Stock received or acquired, or that may be received or acquired, by Stockholder pursuant to the exercise of the Series B Warrants in accordance with their terms, (ii) any Convertible Notes and any Company Common Stock received or acquired, or that may be received or acquired, by Stockholder or its Affiliates pursuant to the conversion of the Convertible Notes and (iii) any Equity Securities of the Company received by Stockholder as a dividend under the Convertible Preferred Articles Supplementary. Stockholder represents that Schedule II sets forth, as of the date of this Agreement, Stockholder’s beneficial ownership of Equity Securities of the Company, including Company Common Stock, Convertible Preferred Stock and Series B Warrants.
          SECTION 5.02. No Participation in a Group or Solicitation of Proxies. Except for actions permitted by, or taken in compliance with, Section 5.01 and its exercise of rights and obligations pursuant to the provisions of this Agreement or the Convertible Preferred Articles Supplementary, Stockholder agrees that, prior to the earlier of (x) the Standstill Expiration Date and (y) the date Tengelmann directly or indirectly engages in any of the activities prohibited by clauses (a) through (d) below (for purposes of this clause (y), any references to “Stockholder” shall be deemed to refer to “Tengelmann” and any references to this “Agreement” shall be deemed to refer to the “Amended and Restated Tengelmann Stockholder Agreement”), it will not, nor shall it permit its controlled or controlling Affiliates or General or any controlled Affiliate of Ronald W. Burkle to, without the prior approval of the Board, directly or indirectly:
     (a) acquire Equity Securities in excess of that allowed under Section 5.01;
     (b) publicly announce any proposal to the Company or all its stockholders for any extraordinary corporate transaction (including any Business Combination or dissolution) involving the Company or any Subsidiary;
     (c) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote or in any “election contest” (as such terms are used in the proxy rules of the Exchange Act), or agree or announce an intention to vote with any Person undertaking a “solicitation”, or seek to advise or influence any Person or 13D Group with respect to the voting of, any Voting Stock of the Company or any Subsidiary thereof, or make any proposal to be voted upon by holders of Voting Stock;
     (d) form, join, encourage the formation of or in any way engage in discussions relating to the formation of, or in any way participate in, any 13D

Group (other than with any other Stockholder or its Permitted Transferees) with respect to any Voting Stock of the Company or any Subsidiary thereof, including pursuant to any voting agreement or trust; or
     (e) request the Company to amend or waive any provision of this Section 5.02 (including this clause (e)); provided, however, that Stockholder shall be permitted to make confidential requests to the Board of Directors to amend or waive any of the limitations set forth in this Section 5.02, which the Other Directors, acting by majority, may accept or reject in their sole discretion; provided, further that (A) any such request shall be made in a manner that shall not require the public disclosure of such request by Stockholder or the Company and (B) any such request shall not be publicly disclosed by Stockholder.
For purposes of clarity and notwithstanding the foregoing, nothing in this Article V shall (i) permit Stockholder to take any action that would require Stockholder, the Company or any Subsidiary thereof, or any Person required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC, to make any public announcement or otherwise be required make any public disclosure as a result of any such action by Stockholder, (ii) prohibit or in any way limit any Stockholder Director from fully participating in meetings of the Board of Directors in his or her capacity as a Director, (iii) restrict Stockholder’s ability to sell or Transfer any Equity Securities held by Stockholder in a manner permitted by this Agreement, and actions related thereto shall not be a breach of this Article V, or (iv) permit Stockholder to disclose confidential business information about the Company in violation of Section 8.16. Further, Sections 5.01 and 5.02 shall automatically terminate upon the Standstill Expiration Date.
          SECTION 5.03. Convertible Note Purchase. (a) The Company acknowledges and agrees that (i) nothing in this Agreement or in any other agreement between the Company and Stockholder or its Affiliates prohibits, limits or restricts the ability of Stockholder or its Affiliates to purchase, hold or own any Convertible Notes or exercise any rights related thereto (except as provided in Section 2.05(e)) in accordance with applicable Law and (ii) the Convertible Notes shall not be subject to the restrictions on Transfer, Encumbrances, Hedging Transactions or any other restrictions applicable to Equity Securities or Voting Stock under this Agreement.
          (b) If Stockholder or any of its Affiliates purchase any Convertible Notes, then within 10 days after the closing of such purchase, Stockholder shall deliver to the Company and Tengelmann written notice indicating the principal amount of Convertible Notes acquired and the price paid per $1,000 principal amount of Convertible Notes. If any agreement effecting the purchase and sale (other than the standard assignment or transfer documents contemplated by the indentures for the Convertible Notes) is entered into to effect the purchase, such notice will also describe the material terms and conditions of such agreement. Within five Business Days following receipt of such notice, Tengelmann may elect to notify Stockholder that it desires to purchase a portion of the Convertible Notes subject to the notice calculated by dividing (1) an amount equal to the aggregate number of shares of Convertible Preferred Stock owned by Tengelmann and its Affiliates at the time by (2) the aggregate number of shares of Convertible

Preferred Stock outstanding at such time. The purchase price paid by Tengelmann shall equal the price paid by Stockholder per $1,000 principal amount of Convertible Notes plus Tengelmann’s pro rata share of any fees or expenses incurred by Stockholder in connection with the purchase of the Convertible Notes. Tengelmann shall also agree to be bound by and assume, in a pro rata manner, any other obligations or agreements entered into by Stockholder or its Affiliates in connection with the purchase and sale of such Convertible Notes. Tengelmann must deliver the purchase price, satisfy the other requirements herein and close its purchase of the Convertible Notes contemplated herein within fifteen Business Days following receipt of Stockholders notice to Tengelmann regarding the purchase of Convertible Notes. As a condition to purchasing such Convertible Notes from Stockholder, Tengelmann must also agree to abide by the provisions set forth in Section 5.03(c) below and agree if it fails to do so that Stockholder will have the right to immediately repurchase any Convertible Notes acquired by Tengelmann from Stockholder or its Affiliates for the price paid by Tengelmann. If Tengelmann fails to comply with the provisions of Section 5.03(c) then this Section 5.03(b) shall immediately terminate and Stockholder and its Affiliates shall no longer have any obligations under this Section 5.03(b).
          (c) If Tengelmann or any of its Affiliates purchase any Convertible Notes, then within 10 days after the closing of such purchase, Tengelmann shall deliver to the Company and Stockholder written notice indicating the principal amount of Convertible Notes acquired, the price paid per $1,000 principal amount of Convertible Notes. If any agreement effecting the purchase and sale (other than the standard assignment or transfer documents contemplated by the indentures for the Convertible Notes) is entered into to effect the purchase, such notice will also describe the material terms and conditions of such agreement. Within five Business Days following receipt of such notice, Stockholder may elect to notify Tengelmann that it desires to purchase 50% of the Convertible Notes subject to the notice. The purchase price paid by Stockholder shall equal the price paid by Tengelmann per $1,000 principal amount of Convertible Notes plus 50% of any fees or expenses incurred by Tengelmann in connection with the purchase of the Convertible Notes. Stockholder shall also agree to be bound by and assume, in a pro rata manner, any other obligations or agreements entered into by Tengelmann or its Affiliates in connection with the purchase and sale of such Convertible Notes. Stockholder must deliver the purchase price, satisfy the other requirements herein and close its purchase of the Convertible Notes contemplated herein within fifteen Business Days following receipt of Tengelmann’s notice to Stockholder regarding the purchase of Convertible Notes.
ARTICLE VI
Restrictions on Transferability of Securities
SECTION 6.01. General. (a) Until the sixteen-month anniversary of the Closing Date, Stockholder shall not make or solicit any Transfer of, or create, incur or assume any Encumbrance with respect to, and shall cause each of its controlled Affiliates not to make or solicit any Transfer of, or create, incur or assume any Encumbrance with respect to, any Convertible Preferred Stock now owned or hereafter acquired by Stockholder or its controlled Affiliates (collectively, the “Covered Securities”); provided, however, that Stockholder or any of its Affiliates may make or solicit a Transfer of any of the Covered Securities:
     (i) to a Permitted Transferee of Stockholder (subject, in the case of a Transfer to a controlled Affiliate, in compliance with Section 6.01(b) hereof);
     (ii) to Tengelmann or any of its Affiliates;
     (iii) to the Company or a Subsidiary of the Company;
     (iv) pursuant to any Business Combination, tender or exchange offer to acquire Company Common Stock or any other extraordinary transaction (A) in connection therewith, Stockholder was not in violation of Section 5.02; (B) that is for 100% of the outstanding Company Common Stock; (C) includes a majority tender or approval condition; and (D) includes a statement of intention to pay the same or higher consideration in a back-end merger; or
     (v) pursuant to any Business Combination, tender or exchange offer to acquire Company Common Stock or other extraordinary transaction that (A) the Board of Directors has recommended; (B) was proposed or made by or on behalf of Tengelmann or any of its Affiliates; or (C) has been accepted by holders of a majority of the shares of Company Common Stock outstanding (other than those owned by Stockholder), but only after all material conditions with respect to such combination or offer (other than any such condition that can be satisfied only at the closing of such offer) have been satisfied or irrevocably waived by the offeror.
          (b) No Transfer of Covered Securities to a controlled Affiliate of Stockholder shall be effective until such time as such controlled Affiliate has executed and delivered to the Company, as a condition precedent to such Transfer, an instrument or instruments, reasonably acceptable to the Company, confirming that such controlled Affiliate agrees to be bound by all obligations of Stockholder hereunder. Stockholder shall not transfer control of any of its controlled Affiliates to any Person that is not also a controlled Affiliate of Stockholder if such transfer would directly or indirectly result in a Transfer of Covered Securities in violation of the provisions of this Section 6.01.
          (c) Until the sixteen-month anniversary of the Closing Date, no Transfer of any Equity Securities of the Company now owned or hereafter acquired by Stockholder or its controlled Affiliates shall be effective if made to any Person or 13D Group (in each case that has a statement on Schedule 13D with respect to the Company in effect), in any single or series of related transactions, such that, after giving effect to such Transfer, such Person or 13D Group (other than Tengelmann or its Affiliates) would have beneficial ownership of Equity Securities of the Company representing more than 35.5% of the Voting Power of the Company’s outstanding capital stock.

          (d) After the sixteen-month anniversary of the Closing Date, all restrictions and limitations on Transfers or Encumbrances in this Section 6.01 shall terminate and no Person to which Stockholder Transfers any Convertible Preferred Stock shall be bound by or required to join this Agreement.
          SECTION 6.02. Hedging Transactions. Until the sixteen-month anniversary of the Closing Date, Stockholder, its controlled Affiliates or its Partners shall not enter into any swap, hedge, forward contract, credit default swap, or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Convertible Preferred Stock of the Company, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise (each, a “Hedging Transaction”). The Company acknowledges that after the sixteen-month anniversary of the Closing Date, there shall be no restriction on Stockholder’s ability to hedge any Equity Securities of the Company or take any of the other actions described in the previous sentence. Further, the Company represents and warrants that it has amended and waived all policies prohibiting or limiting hedging transactions or other actions described in the first sentence of this Section 6.02 by Stockholder, its Affiliates or the Stockholder Directors and the Company agrees not to reinstate, adopt, approve or make applicable any such policies or limitations to the extent applicable to Stockholder, its Affiliates or the Stockholder Designee.
          SECTION 6.03. No Transfer to a Grocery Retailer. Stockholder hereby agrees that it will not at any time, directly or knowingly indirectly (without any duty of investigation), Transfer any Equity Securities of the Company to any Grocery Retailer.
          SECTION 6.04. Improper Transfer or Encumbrance. Any attempt not in compliance with this Agreement to make any Transfer of, or create, incur or assume any Encumbrance with respect to, or any entry into any swap, hedge, forward contract, credit default swap, or any other agreement, transaction or series of transactions that hedges, any Covered Securities shall be null and void and of no force and effect, the purported Transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records to such attempted Transfer, Encumbrance or hedge.
          SECTION 6.05. Tag-Along Rights. (a) If any Other Investor or a 13D Group that includes any Other Investors (each a “Tag-Along Transferor”) seeks to Transfer in any transaction or series of related transactions (other than a Transfer (i) to a Permitted Transferee of such Other Investor, (ii) pursuant to any Business Combination, tender offer or exchange offer, (iii) in an Underwritten Offering or (iv) conducted as a broker’s transaction) an aggregate amount of Equity Securities of the Company representing in excess of 5% of the outstanding Company Common Stock, assuming the exercise, conversion and exchange of all Convertible Preferred Stock, as a condition to such Transfer, such Other Investor(s) shall provide written notice (the “Tag-Along Notice”) to the Company of such intent to Transfer, and the Company shall promptly (but in any event no later than two Business Days after receipt of such Tag-Along Notice) deliver such Tag-Along Notice to Stockholder. The Tag-Along Notice shall contain the amount of Equity Securities of the Company to be Transferred, the identity of the prospective Transferee, the purchase price, the terms of the prospective Transferee’s financing, if any, and any other material terms and conditions of the Transfer (the “Tag-Along Terms”).
          (b) Upon receipt of a Tag-Along Notice from the Company, Stockholder shall have the right to participate in such proposed Transfer on the Tag-Along Terms on a pro rata basis with the Tag-Along Transferor, exercisable by delivering written notice to the Company within 20 days from the date of receipt of the Tag-Along Notice and the Company shall promptly (but in any event no later than two Business Days after receipt of such written notice) deliver such written notice to the Tag-Along Transferor. The right of Stockholder pursuant to this Section 6.05(b) shall terminate with respect to that proposed Transfer if not exercised within such 20-day period. Such notice from Stockholder shall specify the amount of Stockholder Convertible Preferred Stock or Convertible Underlying Securities (as the case may be) which Stockholder wishes to include in the proposed Transfer, if less than such pro rata amount.
          (c) Following the expiration of the 20-day period referred to in Section 6.05(b), the Tag-Along Transferor shall deliver written notice to the Company to notify the Company of the amount of the Equity Securities of the Company which Stockholder may include in the proposed Transfer (based on the pro rata allocation described in Section 6.05(b)) (the “Tag-Along Shares”). The Company shall promptly (but in any event no later than two Business Days after receipt of such notice) deliver such written notice to Stockholder. Stockholder shall then be entitled and obligated to sell to the prospective Transferee its Tag-Along Shares on the Tag-Along Terms (with Stockholder being subject to the same representations and warranties, covenants, indemnities, holdback and escrow provisions, if any, and any similar components of the Tag-Along Terms to which the Tag-Along Transferor is subject and which have been disclosed as part of the Tag-Along Notice). All reasonable fees and expenses incurred by the Tag-Along Transferor (including in respect of financial advisors, accountants and counsel to the Tag-Along Transferor) in connection with a Transfer pursuant to this Section 6.05 shall be shared on a pro rata basis by Stockholder.
          (d) At the closing of the proposed Transfer (which date, place and time shall be designated by the Tag-Along Transferor and provided to the Stockholder by the Company in writing at least seven days prior thereto), Stockholder shall deliver written instruments of transfer in form and substance satisfactory to the proposed purchaser, duly executed by Stockholder, free and clear of any Encumbrances, against delivery of the purchase price therefor (less Stockholder’s pro rata share of fees and expenses as provided in Section 6.05(c)).
          (e) In the event that, following delivery of a Tag-Along Notice, the 20-day period set forth in Section 6.05(b) shall have expired without any valid exercise of the rights under Section 6.05(b) by Stockholder, the Tag-Along Transferor shall have the right, during the 90-day period following the expiration of such 20-day period, to Transfer to the prospective Transferee all but not less than all of the Equity Securities of the Company held by the Tag-Along Transferor and referenced in the Tag-Along Notice on the Tag-Along Terms without any further obligation under this Section 6.05. In the event that the Tag-Along Transferor shall not have consummated such Transfer within such 90-day period, any subsequent Transfer of the Convertible Preferred Stock or the Convertible Underlying Securities shall once again be subject to the terms of this Section 6.05.
          (f) If (i) the Company breaches the terms of this Section 6.05, (ii) any Tag-Along Transferor or proposed Transferee fails to cooperate in order to give effect to the terms of this Section 6.05 or (iii) for any other reason the terms of this Section 6.05 are not complied with or given effect to enable Stockholder to Transfer the Tag-Along Shares to the proposed Transferee on the terms set forth in this Section 6.05, then in addition to any other rights or remedies available to Stockholder, at the option of Stockholder exercised by written request to the Company, the Company shall repurchase the Tag-Along Shares in cash at a price (without any escrow, deductions or other withholding) equal to the amount Stockholder would have received for such Tag-Along Shares had the terms of this Section 6.05 been fully complied with. The closing of the repurchase and payment by the Company of the repurchase price shall occur on the same day as the closing of the Transfer by the Tag-Along Transferor or such later date as designated by Stockholder.
          SECTION 6.06. Right of First Offer. (a) If Stockholder (the “First Offer Transferor”) desires to engage in or effect a Transfer of Equity Securities (other than in an Exempt Transfer) in an amount of more than 5% of the Stockholder Percentage Interest during any twelve-month period to any one Person, the First Offer Transferor shall first deliver to the Company (the “First Offer Offeree”) written notice (the “First Offer Notice”) of its bona fide intention to Transfer such Equity Securities, indicating the number of shares of Equity Securities to be offered for Transfer (the “Offered Stock”), the per share price at which the First Offer Transferor proposes to Transfer the Offered Stock (the “Offer Price”) and all other material terms and conditions on which the First Offer Transferor proposes to Transfer the Offered Stock (including the identity of the proposed Transferee).
          (b) Delivery of a First Offer Notice shall constitute an offer by the First Offer Transferor, irrevocable through and including the Offer Date (as defined below) to Transfer to the First Offer Offeree, subject to the terms of this Section 6.06, all or any portion of the Offered Stock at the Offer Price and on the terms and conditions set forth in the First Offer Notice.
          (c) During the three Trading Days following the receipt of such First Offer Notice (such third Trading Day, for the purposes of this Section 6.06, the “Offer Date”), the First Offer Offeree shall have the right to exercise the right to purchase, at the Offer Price, the Offered Stock by delivery of a reply notice (a “First Offer Acceptance”) to the First Offer Transferor setting forth (x) its irrevocable election to purchase from the First Offer Transferor all or any portion of the Offered Stock (the “Accepted Offered Stock”), (y) closing arrangements and (z) a closing date not less than 30 nor more than 45 days following the Offer Date. The First Offer Acceptance shall constitute a binding commitment of the First Offer Offeree to purchase, and a binding commitment of the

First Offer Transferor to Transfer, the Accepted Offered Stock at the Offer Price. The First Offer Transferor shall transfer to the First Offer Offeree the Accepted Offered Stock, free and clear of all Encumbrances and shall deliver to the First Offer Offeree such other documents and instruments of transfer as the First Offer Offeree reasonably may request.
          (d) If the First Offer Offeree does not respond to the First Offer Notice within the required response time period set forth above, or elects by written notice to the First Offer Transferor (an “Election Notice”), not to purchase the Offered Stock, the First Offer Transferor shall be free to Transfer the Offered Stock in any manner permitted by this Agreement; provided that (x) such Transfer is consummated within 90 days after the latest of (A) the expiration of the foregoing required response time periods, or (B) the receipt by the First Offer Transferor of the foregoing Election Notice, and (y) the price at which the Equity Security is Transferred must be equal to or higher than the Offer Price.
          (e) In the event that the First Offer Transferor shall not have consummated such Transfer within such 90 day period, any subsequent Transfer of Equity Securities shall once again be subject to the terms of this Section 6.06.
          SECTION 6.07. Restrictive Legend. (a) Each certificate representing the Covered Securities or Preferred Covered Securities shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement between the Company and Stockholder or by applicable securities laws):
          THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS AND IN ACCORDANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENTS REFERRED TO BELOW (AS SUCH AGREEMENTS MAY BE AMENDED FROM TIME TO TIME). THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT, DATED AS OF JULY 23, 2009, BY AND AMONG THE ISSUER OF THIS INSTRUMENT AND THE INVESTORS AND THE INVESTORS’ REPRESENTATIVE REFERRED TO THEREIN AND AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF AUGUST 4, 2009, BY AND AMONG THE ISSUER OF THIS INSTRUMENT AND THE INVESTORS AND THE INVESTORS’ REPRESENTATIVE REFERRED TO THEREIN. THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED

EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SAID AGREEMENTS, COPIES OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.
          THE COMPANY IS AUTHORIZED TO ISSUE DIFFERENT CLASSES AND SERIES OF STOCK. THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS AND SERIES OF STOCK AND THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES FOR EACH CLASS AND SERIES OF STOCK (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF FUTURE CLASSES AND SERIES OF STOCK) WILL BE FURNISHED WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.
          (b) Stockholder consents to the Company’s making a notation on its records and giving instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.
          (c) The Company shall, at the request of Stockholder, remove from each certificate representing Company Common Stock or Convertible Preferred Stock transferred in compliance with the terms of Section 6.01 or to which the restrictions set forth in Section 6.01 do not apply and with respect to which no rights or obligations under this Agreement shall transfer, the legend described in Section 6.07(a), and shall remove from each certificate representing such securities any Securities Act legend if, at the request of the Company, Stockholder provides, at its expense, an opinion of counsel satisfactory to the Company that the securities evidenced thereby may be transferred without the imposition of any such legend.
          (d) At any time following the termination of this Agreement, the Company shall, at the request of Stockholder, remove from each certificate representing Company Common Stock or Convertible Preferred Stock the legend described in Section 6.07(a).
ARTICLE VII
Covenants
          SECTION 7.01. Stockholder Approvals. (a) (x) as promptly as practicable after the date hereof, the Company, acting through the Board of Directors, shall, in accordance with applicable Law, the Charter and By-Laws, duly call, establish a record date for, give notice of, convene and hold an annual or special meeting of the holders of Voting Stock for the purposes of considering and taking action to obtain the Conversion Stockholder Approval and (y) on or prior to the first anniversary of the date hereof, the Company, acting through the Board of Directors, shall, in accordance with applicable Law, the Charter and By-Laws, duly call, establish a record date for, give notice of, convene and hold an annual or special meeting of the holders of Voting Stock for the purposes of considering and taking action to obtain the Charter Amendment Stockholder Approval and, in each case, shall include in a proxy statement filed with the SEC under the Exchange Act (the “Proxy Statement”) the recommendation of the Board of Directors that the holders of Voting Stock adopt such Conversion Stockholder Approval or Charter Amendment Stockholder Approval , as applicable, which recommendation shall include that the Board of Directors has found it advisable that such holders adopt the Conversion Stockholder Approval or Charter Amendment Stockholder Approval, as applicable.
          (b) (x) as promptly as practicable after the date hereof but in no event later than September 1, 2009, with respect to the Conversion Stockholder Approval and (y) no later than August 4, 2010, with respect to the Charter Amendment Stockholder Approval, the Company shall, in each case, file a Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have such Proxy Statement cleared by the SEC promptly. Stockholder and its counsel will be given a reasonable opportunity to review and comment on the applicable Proxy Statement and any amendments or supplements thereto in advance of their filings; it being understood that any disclosure specifically regarding Stockholder shall be subject to Stockholder’s final review and approval (such approval not to be unreasonably withheld). In addition, the Company shall provide Stockholder and its counsel a written copy of any comments the Company or its counsel may receive from the SEC or its staff with respect to the applicable Proxy Statement promptly after receipt of such comments and with copies of any written responses to such comments, other correspondence and telephonic notification of any verbal responses to such comments by the Company or its counsel. The Company agrees to use its reasonable best efforts, after consultation with Stockholder, to respond promptly to all such comments of and requests by the SEC and to cause the applicable Proxy Statement and all required amendments and supplements thereto to be mailed to the holders entitled to vote at the stockholders’ meeting at the earliest practicable time. Stockholder agrees to use its reasonable best efforts to respond promptly to any comments and requests by the SEC specifically directed to Stockholder. The Company will promptly reimburse Stockholder for all reasonable legal fees incurred by Stockholder or on Stockholder’s behalf in connection with the applicable Proxy Statement and any SEC comments or requests; provided, however, that such reimbursement obligation shall not exceed $50,000 in the aggregate without the consent of the Company.
          SECTION 7.02. Voting Agreement. (a) Stockholder agrees that as long as any shares of Convertible Preferred Stock are outstanding and until the Company obtains the Stockholder Approvals, at any annual or special meeting of the holders of Company Common Stock, however called, or at any adjournment thereof, and in any action by written consent of the holders of Company Common Stock, Stockholder will, and will cause each of its Affiliates to, vote all of the Stockholder Convertible Preferred Shares and shares of Company Common Stock now or hereafter beneficially owned by Stockholder or an Affiliate of Stockholder (the “Subject Securities”) in favor of the Stockholder Approvals.
          (b) Stockholder hereby irrevocably grants to, and appoints the Company and any individual designated in writing by the Company, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote, or cause to be voted, the Subject Securities, or grant a consent or approval in respect of the Subject Securities in a manner consistent with Section 7.02(a). Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 2-507 of the MGCL. The irrevocable proxy granted hereunder shall terminate immediately upon the date on which the Company obtains the Stockholder Approvals.
          SECTION 7.03. Petition for Bankruptcy. Stockholder agrees not to, and agrees to cause its Affiliates not to, commence an involuntary case or proceeding against the Company or any Subsidiary under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar Law or any other case or proceeding to cause the Company or any of its Subsidiaries to be adjudicated bankrupt or insolvent.
ARTICLE VIII
Miscellaneous
          SECTION 8.01. Certain Opportunities. (a) Certain Acknowledgments. In recognition and anticipation (i) that the Company will not be a wholly-owned Subsidiary of Stockholder and that Stockholder and its Affiliates (including portfolio companies) may be controlling or significant stockholders of the Company, (ii) that directors, officers or employees of any of Stockholder or its Affiliates may serve as directors or officers of the Company, (iii) that any of Stockholder or its Affiliates may engage (and are expected to continue to engage) in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that any of Stockholder or its Affiliates may have an interest in the same areas of opportunity as the Company and any Affiliate thereof, (v) that any of Stockholder or its Affiliates may engage in material business transactions with the Company and any Affiliate thereof, and that any of the Stockholder or the Company may benefit therefrom, and (vi) that, as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of any of Stockholder and its Affiliates, and the duties of any directors or officers of the Company who are also directors, officers or employees of any of Stockholder or its Affiliates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company or any Affiliate thereof, on the one hand, and any Stockholder or its Affiliates, on the other hand, and in recognition of the benefits to be derived by the Company through its continual contractual, corporate and business relations with any of Stockholder or its Affiliates (including possible service of officers and directors of any of Stockholder or its Affiliates as officers and directors of the Company), the provisions of this Section 8.01 shall to the fullest extent permitted by Law regulate and define the interest and reasonable expectancy of the Company in connection therewith.
          (b) Certain Agreements and Transactions Permitted; Certain Duties of Certain Stockholders, Directors and Officers. The Company may from time to time enter into and perform, and cause or permit any Subsidiary or Affiliate of the Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with any of Stockholder or its Affiliates pursuant to which the Company or any Affiliate thereof, on the one hand, and Stockholder or its Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other or with any Affiliate thereof or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective Representatives (including any who are directors, officers, stockholders, employees or agents of both) to allocate opportunities between or to refer opportunities to each other. No such agreement, or the performance thereof by the Company or any of Stockholder or its Affiliates, shall to the fullest extent permitted by Law be considered contrary to (i) any duty that any of Stockholder or its Affiliates may owe to the Company or any Affiliate thereof or to any stockholder or other owner of an equity interest in the Company or any Affiliate thereof by reason of any of Stockholder or its Affiliates being a controlling or significant stockholder of the Company or of any Affiliate thereof or participating in the control of the Company or of any Affiliate thereof or (ii) any duty of any director or officer of the Company or of any Affiliate thereof who is also a director, officer, employee or agent of any of Stockholder or its Affiliates to the Company or any Affiliate thereof, or to any stockholder thereof. To the fullest extent permitted by law, none of Stockholder or its Affiliates, as a stockholder of the Company or any Affiliate thereof, or participant in control of the Company or any Affiliate thereof, shall have or be under any duty to refrain from entering into any agreement or participating in any transaction referred to above.
          (c) Similar Activities or Lines of Stockholder Business. Except as otherwise agreed in writing between the Company and Stockholder or its Affiliates shall to the fullest extent permitted by Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or any Affiliate thereof and (ii) doing business with any client, customer or vendor of the Company or any Affiliate thereof, and no Stockholder nor any officer, director, employee or Affiliate of Stockholder shall to the fullest extent permitted by Law be deemed to have breached its or his or her duties, if any, to the Company solely by reason of any of Stockholder or its Affiliates engaging in any such activity. To the extent permitted by Law, neither the Company, any Affiliate thereof nor any of their respective stockholders shall have any rights in or to any of the activities described in the foregoing sentence or the income or profits derived therefrom. In the event that any Stockholder or its Affiliates acquires knowledge of a potential transaction or matter which may be an opportunity for any of Stockholder or its Affiliates and the Company or any Affiliate thereof, Stockholder and its Affiliates shall to the fullest extent permitted by Law have no duty to communicate or offer such opportunity to the Company or any Affiliate thereof and shall not to the fullest extent permitted by Law be liable to the Company or its stockholders for breach of any duty as a stockholder of the Company by reason of the fact that any of the Stockholder or its Affiliates acquires or seeks such opportunity for itself, directs such opportunity to another person or entity, or otherwise does not communicate information regarding such opportunity to the Company or any Affiliate thereof.
          (d) Duties of Directors and Officers of the Company. In the event that a director or officer of the Company who is also a director, officer or employee of any Stockholder or its Affiliates acquires knowledge of a potential transaction or matter which may be an opportunity for the Company or any Affiliate thereof or, any Stockholder or its Affiliates, such director or officer shall, to the fullest extent permitted by Law have fully satisfied and fulfilled his or her duty with respect to such opportunity, and the Company to the fullest extent permitted by Law acknowledges that it does not have any claim that such business opportunity constituted an opportunity that should have been presented to the Company or any Affiliate thereof, if such director or officer acts in a manner consistent with the following policy: such an opportunity offered to any person who is an officer or director of the Company, and who is also an officer, director or employee of any of Stockholder or its Affiliates, shall belong to the Stockholder or its Affiliates, unless such opportunity was offered to such person in his or her capacity as a director, officer or employee of the Company.
          (e) This Section 8.01 is also intended to apply to any Subsidiaries of the Company. In addition, any references to a director of Stockholder in this Section 8.01 shall include any Person performing a similar function. The Company represents, warrants and agrees that it and its Subsidiaries and their respective boards of directors have not adopted and will not adopt any codes of conduct or ethics or other policies inconsistent with this Section 8.01.
          SECTION 8.02. Adjustments. References to numbers of shares and to sums of money contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of the shares.
          SECTION 8.03. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given (i) when delivered, if delivered in person, (ii) when sent by facsimile (provided the facsimile is promptly confirmed by telephone confirmation thereof), (iii) when sent by email (provided the email is promptly confirmed by telephone confirmation thereof) or (iv) two business days following sending by overnight delivery by an internationally recognized overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 8.03):
If to any of the Stockholders, to:
Yucaipa American Alliance Fund II, LLC

9130 W. Sunset Boulevard
Los Angeles, California 90069
Fax: (310) 789-1791
Email: legal@yucaipaco.com
with a copy (which shall not constitute notice to any Stockholder) to:
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn: Robert O’Shea, Esq.
Fax: (213) 891-8763
Email: robert.oshea@lw.com
If to the Company, to:
The Great Atlantic & Pacific Tea Company, Inc.
Two Paragon Drive
Montvale, New Jersey 07645
Attn: Allan Richards, Esq.
Fax: (201) 571-4106
Email: richarda@aptea.com
with a copy (which shall not constitute notice to the Company) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Patrick J. Dooley, Esq.
Fax: (212) 872-1002
Email: pdooley@akingump.com
and,
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attn: Kenneth W. Orce, Esq.
Fax: (212) 269-5420
Email: korce@cahill.com
          SECTION 8.04. Reasonable Efforts; Further Actions. The parties hereto each will use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

          SECTION 8.05. Consents. The parties hereto will cooperate with each other in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all regulatory bodies and all Governmental Entities and all Third Parties as may be required in connection with the consummation of the transactions contemplated by this Agreement.
          SECTION 8.06. Expenses. Except as otherwise set forth herein or in the Investment Agreement, each party to this Agreement shall pay its own expenses incurred in connection with this Agreement. If the Company reimburses Tengelmann for its out-of-pocket costs and expenses in connection with any transaction, and Stockholder is involved in such transaction, then the Company shall also reimburse Stockholder for its reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel, incurred in connection with such transaction.
          SECTION 8.07. Amendments; Waivers. (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.
          (b) The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights nor will any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.
          SECTION 8.08. Interpretation. When a reference is made in this Agreement to an Article, a Section, a subsection or a Schedule, such reference will be to an Article, a Section, a subsection or a Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” will refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, rule or statute defined or referred to herein or in any agreement, instrument, rule or statute that is referred to herein means such agreement, instrument, rule or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.
          SECTION 8.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Without limiting the generality of the foregoing, (i) the invalidity, illegality or unenforceability of the Stockholder Mirror Vote provisions hereof will be deemed to materially adversely affect the economic and legal substance of the transactions contemplated hereby in the event Stockholder ceases to comply therewith and (ii) the invalidity, illegality or unenforceability of the rights and privileges of Stockholder under the various provisions of Article II hereof or Section 8.01 hereof will be deemed to materially adversely affect the economic and legal substance of the transactions contemplated hereby in the event the Company ceases to comply therewith. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.
          SECTION 8.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 8.11. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties any rights or remedies.
          SECTION 8.12. Governing Law. This Agreement will be governed by, and construed in accordance with, the MGCL, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties declare that it is their intention that this Agreement will be regarded as made under the MGCL and that the laws of the State of Maryland will be applied in interpreting its provisions in all cases where legal interpretation will be required, except to the extent the Maryland Corporations and Associations Code is specifically required by such code to govern the interpretation of this Agreement.
          SECTION 8.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties hereto except as provided in Section 3.14. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 8.14. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York, or in each case any appellate court thereof, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties: (a) irrevocably and unconditionally consents to submit itself and its property to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and in each case any appellate court thereof, in the event any dispute arises out of this Agreement, or for recognition or enforcement of any judgment; (b) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court; (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue, or the defense of an inconvenient forum to the maintenance, of any action, suit or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment; (d) agrees that it will not bring any action arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, in any court other than the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York, or in each case any appellate court thereof; and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement, or for recognition or enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.03. Nothing in this Agreement will affect the right of either party to this Agreement to serve process in any other manner permitted by Law.
          SECTION 8.15. Termination; Survival. Notwithstanding anything to the contrary contained in this Agreement, this Agreement will automatically terminate at such time that the Stockholder Percentage Interest is less than 10%, and this Agreement shall thereafter be null and void, except that Article III, Article VIII, Section 2.01(c) (to the extent necessary to effect the resignation of the Stockholder Directors), Section 6.07(d) and Section 8.16 shall survive any such termination until Stockholder no longer holds Registrable Securities. Nothing in this Section 8.15 will be deemed to release either party from any liability for any willful and material breach of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement. For purposes of clarity, and notwithstanding anything to the contrary herein, no hedging transaction or other actions described in the first sentence of Section 6.02 will be deemed to reduce the Stockholder Percentage Interest, result in a termination of this Agreement or result in a loss of rights under Article II or any other provision hereof.
          SECTION 8.16. Confidentiality. (a) Stockholder agrees to maintain, and shall cause its Representatives to maintain, the confidentiality of all material non-public information obtained by it from the Company or any of its Subsidiaries or any of their respective Representatives, and not to use such information for any purpose other (i) than the evaluation of its investment in the Company, (ii) the protection or Transfer of its investment in the Company (in each case, in accordance with the terms of this Agreement, and, in the case of any Transfer, so long as the Transferee (x) agrees to maintain the confidentiality of such information and (y) confirms that it is not a Grocery Retailer), (iii) the exercise of any of its respective rights under this Agreement and (iv) the exercise by the Stockholder Directors of their duties as Directors.
          (b) Notwithstanding the foregoing, the confidentiality obligations of Section 8.16(a) will not apply to information obtained other than in violation of this Agreement:
     (i) which Stockholder or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the NYSE); provided that, where and to the extent practicable, the disclosing party (A) gives the other party reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperates with such party in attempting to obtain such protective measures;
     (ii) which becomes available to the public other than as a result of a breach of Section 8.16(a); or
     (iii) which has been provided to Stockholder or any of its Representatives by a Third Party who obtained such information other than from any such Person or other than as a result of a breach of Section 8.16(a).
          SECTION 8.17. No Joint and Several Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, to each Stockholder, and no Stockholder will be liable for any breach, default, liability or other obligation of the other Stockholders party to this Agreement.
          SECTION 8.18. No Liability of Partners. Notwithstanding anything that may be expressed or implied in this Agreement, the Company acknowledges and agrees that (i) notwithstanding that certain of the Stockholders below may be partnerships, no recourse hereunder or under any documents or instruments delivered by any Stockholders in connection herewith may be had against any officer, agent or employee of any Stockholders or any partner, member or stockholder of any Stockholder or any director, officer, employee, partner, affiliate, member, manager, stockholder, assignee or representative of the foregoing (any such Person or entity, a “Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or by their creation.

          IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholder Agreement as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.,

by
/s/ Brenda Galgano
	Name:	Brenda Galgano
	Title:	Senior Vice President, Chief Financial Officer

YUCAIPA CORPORATE INITIATIVES FUND I, LP,

by
Yucaipa Corporate Initiatives Fund I,
LLC, its General Partner,

/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE FUND I, LP,

by
Yucaipa American Alliance Fund I,
LLC, its General Partner,

/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP,

by
Yucaipa American Alliance Fund I,
LLC, its General Partner,

/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President

S-1

YUCAIPA AMERICAN ALLIANCE FUND II, LP,

by
Yucaipa American Alliance Fund II,
LLC, its General Partner,

/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, LP,

by
Yucaipa American Alliance Fund II,
LLC, its General Partner,

/s/ Robert P. Bermingham

	Name:	Robert P. Bermingham
	Title:	Vice President

S-2

SCHEDULE I
INVESTMENT BANKS
Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
J.P. Morgan Securities Inc.
UBS Securities LLC

Sch I - 1

SCHEDULE II

		Series B Warrants to	Convertible Preferred
	Common Stock	Acquire	Stock
Yucaipa Corporate Initiatives Fund I, LP	892,372	2,397,648.39 Shares of Common Stock	0
Yucaipa American Alliance Fund I, LP	850,125	2,284,104.90 Shares of Common Stock	0
Yucaipa American Alliance (Parallel) Fund I, LP	850,113	2,284,104.90 Shares of Common Stock	0
Yucaipa American Alliance Fund II, LP	0	0	69,327
Yucaipa American Alliance (Parallel) Fund II, LP	0	0	45,673

Sch II - 1